UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment 5

FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Luxon Holdings Inc.
(Name of small business issuer in our charter)

Nevada	3334	20-4350286
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer I.D. Number)

 17890 Castleton Street, Suite 383
City of Industry, CA 91748

(Address and telephone number of principal executive offices)

17890 Castleton Street, Suite 383
City of Industry, CA 91748

(Address of principal place of business or intended principal place of business)

Budget Corp
2050 Russett Way
Carson City, Nevada 89703 Telephone: (775)884-9380
(Name, address and telephone number of agent for service of process)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one);

☐ Large accelerated filer
☐ Accelerated filer
☐ Non-accelerated filer
☒ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered [1]	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee [2] [3]
Common Stock offered by the Selling Stockholders [4]	1,954,000	$2.50	$4,885,000	$172.50
TOTAL	1,954,000	$2.50	$4,885,000	$172.50

(1) In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2) Estimated in accordance with Rule 457(a) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on recent prices of private transactions.

(3) Calculated under Section 6(b) of the Securities Act of 1933 as .00003521 of the aggregate offering price.

(4) Represents shares of the registrant’s common stock being registered for resale that have been issued or will be issued to the selling shareholders named in this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS

LUXON HOLDINGS INC.

Selling shareholders are offering up to 1,954,000 shares of common stock. The selling shareholders will offer their shares at $2.50 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

There are no underwriting commissions involved in this offering. We have agreed to pay all the costs of this offering. Selling shareholders will pay no offering expenses.

Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board. There is no guarantee that our securities will ever trade on the OTC Bulletin Board or other exchange.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____________, 2009.

TABLE OF CONTENTS

Risk Factors	7
Because we depend upon one primary customer Jilin Midas Aluminum Industries Co., Ltd. to purchase a significant majority of our products, the loss of Jilin Midas Aluminum Industries Co., Ltd. as a customer could significantly reduce our revenues	7
Because our primary customer, Jilin Midas Aluminum Industries Co., Ltd., is also our primary supplier of scrap aluminum and primary aluminum, a disruption of our relationship with Jilin Midas Aluminum Industries Co., Ltd. on the supply side could also disrupt our relationship with Jilin Midas Aluminum Industries Co., Ltd. on the sales side, and vice-versa, and reduce our profits or revenues	7
Because our management has not had any experience in the specific business of production, processing and trading of aluminum alloy, our ability to implement our business plan may be more limited than if they had this experience, which could reduce our revenues and the value of your investment	8
Because most of our costs are fixed and we may not be able to respond quickly to any sudden decrease in aluminum ingots prices, any significant fluctuation in international market prices could materially adversely affect our business, financial condition and operating performance	8
Competition from domestic and aluminum ingot producers could reduce our revenues	8
Because we rely heavily on diesel fuel as our energy and fuel source required during our production process, any supply or price disruption in our use of diesel fuel could reduce our revenues	8
Interruptions of electricity supply could reduce our revenues	9
Transportation difficulties in receiving our raw materials could reduce our revenues	9
Potential future expenditures on environmental protection could reduce our revenues	9
If we experience major accidents in our operations which are not covered by or are in excess of our insurance coverage, our profits could be reduced	9
Because a portion of our business involves buying and selling and potentially profiting from the arbitrage of raw materials within the non-ferrous metal industry, fluctuations in the price of these assets could reduce our profitability or adversely affect an investment in the Shares	10
PRC government changes in its current policies or the interpretation of those policies that are currently beneficial to us could impact our profitability	10
The People's Republic of China's economic policies could affect our business and reduce our revenues	11
Capital outflow policies in the People's Republic of China may hamper our ability to remit income to the United States	11
The value of our securities will be affected by the foreign exchange rate between U.S. dollars and Renminbi (RMB)	11
We may have difficulty establishing adequate management, legal and financial controls in the People's Republic of China	11
We may be unable to enforce our rights due to policies regarding the regulation of foreign investments in China, which could reduce our ability to compete and our revenues	12
It may be difficult for stockholders to enforce any judgment obtained in the United States against us, which may limit the remedies otherwise available to our stockholders	12
The management decisions for our operating subsidiary are made by Mr. William Z. Wang, Executive Chairman; Stephen C. Lee, Chief Executive Officer and Wenyu Liang, Chief Financial Officer; if we lose their services, our revenues may be reduced	12
Because our common stock is considered a penny stock, any investment in our common stock is considered a high-risk investment and is subject to restrictions on marketability; you may be unable to sell your shares	13

Due to the lack of a trading market for our securities, our shares are currently not liquid, and you may have difficulty selling any shares you purchase in this offering	13
Our shares will be "penny stocks" as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock	13
Sales of our common stock under Rule 144 could reduce the price of our stock	14
Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, only one of which is independent, to perform these functions	14
Although we believe that we currently have adequate internal control over financial reporting, we are exposed to risks from recent legislation requiring companies to evaluate internal control over financial reporting	15
USE OF PROCEEDS	15
DETERMINATION OF OFFERING PRICE	15
DILUTION	16
SELLING SHAREHOLDERS	16
PLAN OF DISTRIBUTION	17
LEGAL PROCEEDINGS	19
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS	19
EXECUTIVE COMPENSATION	22
At the end of fiscal year 2008, based upon the “variable pay system” we have adopted, the Board of Directors determined the annual maximum compensation levels for each executive for fiscal year 2009 after a review of both the Company and individual performance targets that we had set for fiscal year 2008	23
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	27
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS	28
DESCRIPTION OF SECURITIES	28
INTEREST OF NAMED EXPERTS	29
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES	29
DESCRIPTION OF BUSINESS	30
DESCRIPTION OF PROPERTY	45
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	46
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	50

SUMMARY INFORMATION AND RISK FACTORS

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.

Organization

Luxon Holdings, Inc. (Luxon) was incorporated in Nevada, USA on February 17, 2006 by Liaoyuan Yinyuan Aluminum Alloy Company Limited, “Yinyuan”, to become the holding company of Yinyuan.

Yinyuan was incorporated in Jilin Province, China on July 15, 2002 and owned by Jilin Province Tianxin Economic and Trade Ltd. (a PRC Company) and Mr. Gao Ge. On March 6, 2006, Luxon issued 11 million shares of its common stock to Yinyuan’s shareholder in exchange for 100% of ownership. Simultaneously, a $1.25 million cash dividend was declared.

As a result of this transaction, Yinyuan became a wholly-foreign owned enterprise (“WFOE”) under PRC law during March 2006. The transaction was accounted for as a recapitalization of Yinyuan. The accounting is identical to that resulting from a reverse acquisition, except that no goodwill or other intangible should be recorded. The recapitalization is considered to be a capital transaction in substance, rather than a business combination. No assets or liability were transferred from Luxon to Yinyuan in the recapitalization transaction, as the recapitalization transaction was accounted for at historical cost basis, and that the financial statements provided reflected the historical financial statements of Yinyuan.

Our principal executive offices are located at 17890 Castleton Street, Suite 383, City of Industry, CA 91748. Our telephone number is 626-965-5188.

Business

We are in the business of production, processing, and trading of non-ferrous metal cast processing of large-section aluminum alloy ingots.

The Offering

Securities offered by selling shareholders:	1,954,000 shares of common stock.

Securities outstanding prior to and after this offering:	20,805,000 shares of common stock.

Use of proceeds:	We will not receive any proceeds from the sale of the shares offered by this prospectus.

Financial Summary

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

LUXON HOLDINGS, INC.
Consolidated Balance Sheets Data
(All amounts, other than per share data are in the thousands of US Dollars)

	March 31, 2009	March 31, 2008

Working capital	$5,717	$4,558
Current assets	6.267	5,520
Total assets	9,900	9,128
Current liabilities	550	962
Total liabilities	550	962
Stockholders’ equity	9,350	8,166

LUXON HOLDINGS, INC.
Consolidated Statement of Income
(All amounts, other than per share data are in the thousands of US Dollars)

	March 31, 2009	March 31, 2008

Net sales	$15,467	$24,260
Gross profit	2,322	3,212
Gross margin	15.02%	13.24%
Net income	972	2,344
Diluted earnings per share	0.05	0.11

Risk Factors

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock. All material risks are discussed in this section.

Because we depend upon one primary customer Jilin Midas Aluminum Industries Co., Ltd. to purchase a significant majority of our products, the loss of Jilin Midas Aluminum Industries Co., Ltd. as a customer could significantly reduce our revenues.

We have derived, and believe that we will continue to derive a significant portion of our revenue from our primary customer, Jilin Midas Aluminum Industries Co., Ltd. Sales to Jilin Midas Aluminum Industries Co., Ltd. represents 90.71% of net sales in  fiscal year 2009, 87.62% of sales in fiscal year 2008. The loss of Jilin Midas Aluminum Industries Co., Ltd. as our primary customer could significantly reduce our revenues.   We have no long-term sales contract with Jilin Midas Aluminum Industries Co., Ltd. or our other customers.

Because our primary customer, Jilin Midas Aluminum Industries Co., Ltd., is also our primary supplier of scrap aluminum and primary aluminum, a disruption of our relationship with Jilin Midas Aluminum Industries Co., Ltd. on the supply side could also disrupt our relationship with Jilin Midas Aluminum Industries Co., Ltd. on the sales side, and vice-versa, and reduce our profits or revenues.

Jilin Midas Aluminum Industries Co., Ltd. is our primary customer, representing 90.71% of net sales in fiscal year 2009, 87.62% of sales in fiscal year 2008. Scrap aluminum and primary aluminum are the most important raw material for aluminum ingot production. For the fiscal year ended March 31, 2009 versus the fiscal year ended March 31, 2008, purchase of scrap aluminum from Jilin Midas Aluminum Industry Co., Ltd. represented 55.45% and 63.10% of our total raw material purchases, respectively. If we are unable to obtain a steady supply of key raw materials at a competitive price, our revenues could be reduced.  We have no long-term supply contracts with Jilin Midas Aluminum Industries Co., Ltd.  A disruption of our relationship with Jilin Midas Aluminum Industries Co., Ltd. on the supply side could also disrupt our relationship with Jilin Midas Aluminum Industries Co., Ltd. on the sales side, and vice-versa, and reduce our profits or revenues.

Because our management has not had any experience in the specific business of production, processing and trading of aluminum alloy, our ability to implement our business plan may be more limited than if they had this experience, which could reduce our revenues and the value of your investment.

Mr. William Z. Wang, Executive Chairman; Stephen C. Lee, Chief Executive Officer and Wenyu Liang, Chief Financial Officer have not had any experience in the specific business of production, sales and trading of aluminum alloy.  Our ability to implement our business plan may be more limited than if they had this experience in that:

•	The lack of specific industry experience means that management may lack the ability to develop and implement business strategies in production and marketing to increase revenues and profits.

•
The lack of specific industry experience means that management may lack the ability to respond to production or marketing issues and problems that arise and this inability to respond could reduce our revenues and profits.

Any reduction in revenues and profits could reduce the value of your investment.

Because most of our costs are fixed and we may not be able to respond quickly to any sudden decrease in aluminum ingots prices, any significant fluctuation in international market prices could materially adversely affect our business, financial condition and operating performance.

We price our aluminum ingot products by reference to international and domestic market prices, domestic cost of scrap aluminum and primary aluminum, and changes in supply and demand in the domestic market. Each of these factors may fluctuate beyond our control. Historically, the domestic market prices for aluminum ingot products have been somewhat volatile. For example, the high and low for aluminum ingot price within China in fiscal year,2009 were $3,138 to $1,705 and for fiscal year 2008 were $2,352 to $1,929, and for fiscal year 2007 were $2,610 to $2,332.

Competition from domestic and aluminum ingot producers could reduce our revenues.

We face competition from domestic aluminum ingot producers. Our principal competitors in the aluminum ingot business are domestic smelters, some of which are expanding their production capacity. These smelters pose competitive challenges to our aluminum ingot operations in production costs, product quality and price. Intensified competition may result in reductions in our prices or sales volume and may have a material adverse effect on our financial condition and operating performance. If we are not successful in reducing our costs, or if we are unable to maintain or increase our current share of China’s aluminum ingot market, our financial condition and profitability could be impaired.

Because we rely heavily on diesel fuel as our energy and fuel source required during our production process, any supply or price disruption in our use of diesel fuel could reduce our revenues.

We rely heavily on diesel fuel as our energy and fuel source required during our production process. As we significantly increase our production capacities, diesel fuel required for our production substantially increases accordingly. If our diesel fuel suppliers are not able to supply the amount of diesel fuel required for our production due to general short supply of diesel fuel or any other reason, we may be forced to reduce production output or suspend operation of our production, in which case our financial condition and results of operations may be materially adversely affected.

Interruptions of electricity supply could reduce our revenues.

Our smelting of scrap aluminum and primary aluminum process also rely on a continuous supply of electricity. Interruptions of electricity supply can result in lengthy production shutdowns, increased costs associated with restarting production and waste of production in progress. In extreme cases, interruptions of electricity supply can also cause damage to or destruction of the equipment and facilities. If this occurs, our operations may be adversely affected.

Transportation difficulties in receiving our raw materials could reduce our revenues.

Our raw materials - scrap aluminum and primary aluminum are mainly delivered to us by truck. If we are unable to receive on-time delivery due to transportation problems or weather conditions, or if the costs of transportation continue to rise, our operating performance will be significantly affected.

Potential future expenditures on environmental protection could reduce our revenues.

Our aluminum smelting production operations are subject to environmental protection laws and regulations in China, which impose such penalties as waste discharge fees, fines or closure of non-compliant plants. Our aluminum smelting production plant has implemented a system to control its emissions and to oversee compliance with PRC environmental regulations. However, the PRC government has taken steps, and may take additional steps, towards more rigorous enforcement of applicable laws, and/or adoption of more stringent environmental standards. If the PRC national or local authorities enact additional regulations or enforce existing or new regulations in a more rigorous manner, we may be required to make additional environmental expenditures, which could have an adverse impact on our financial condition.

If we experience major accidents in our operations which are not covered by or are in excess of our insurance coverage, our profits could be reduced.

We may experience major accidents in the course of our operations, which may cause significant property damage and personal injuries. Significant industry-related accidents and natural disasters may cause interruptions to various parts of our operations, or could result in property or environmental damage, increase in operating expenses or loss of revenue. The occurrence of such accidents and the resulting consequences may not be covered adequately, or at all, by the insurance policies we carry. In accordance with customary practice in China, we do not carry any business interruption insurance or third party liability insurance for personal injury or environmental damage arising from accidents on our property or relating to our operations other than our automobiles. Losses or payments incurred may have a material adverse effect on our operating performance if such losses or payments are not fully insured.

Because a portion of our business involves buying and selling and potentially profiting from the arbitrage of raw materials within the non-ferrous metal industry, fluctuations in the price of these assets could reduce our profitability or adversely affect an investment in the Shares.

Several factors may affect the price of a commodity which is the subject of our trading strategy, such as:

•
Large purchases or sales of physical commodities by the official sector. Governments and large institutions have large commodities holdings or may establish major commodities positions. If one or more of these institutions decides to buy or sell any commodity in which we trade in amounts large enough to cause a change in world prices, the price of Shares based upon a benchmark related to that commodity will be affected.

•
Other political factors. Peaceful political activity such as imposition of regulations or entry into trade treaties, as well as political disruptions caused by societal breakdown, insurrection and/or war may greatly influence commodities prices.

•
Significant increases or decreases in the available supply of a physical commodity due to natural or technological factors. Natural factors would include depletion of known cost-effective sources for a commodity or the impact of severe weather on the ability to produce or distribute the commodity. Technological factors, such as increases in availability created by new or improved extraction, refining and processing equipment and methods or decreases caused by failure or unavailability of major refining and processing equipment (for example, shutting down or constructing a commodity producing business), also materially influence the supply of commodities.

•
Significant increases or decreases in the demand for a physical commodity due to natural or technological factors. Natural factors would include such events as unusual climatological conditions impacting the demand for energy commodities. Technological factors may include such developments as substitutes for industrial commodities.

•
A significant change in the attitude of speculators and investors towards a commodity. Should the speculative community take a negative or positive view towards any given commodity, it could cause a change in world prices of any given commodity.

Any of these factors could reduce our profits or even cause us to incur losses on these activities.

PRC government changes in its current policies or the interpretation of those policies that are currently beneficial to us could impact our profitability.

The central and local PRC governments continue to exercise a substantial degree of control and influence over the aluminum industry in China and shape the structure and characteristics of the industry by means of policies in respect to major project approvals, preferential treatments such as tax incentives, electricity pricing, and safety, environmental and quality control. If the PRC government changes its current policies or the interpretation of those policies that are currently beneficial to us, we may, to some extent, face pressure on profit margins and significant constraints on our ability to expand our business operations or to maximize our profitability.

The People's Republic of China's economic policies could affect our business and reduce our revenues.

Substantially all of our assets are located in the People's Republic of China and substantially all of our revenue is derived from our operations in The People's Republic of China. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in the People's Republic of China. Although the People's Republic of China's economy has experienced significant growth in the past twenty plus years, such growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of the People's Republic of China, but they may also have a negative effect on us. For example, operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations.

The economy of the People's Republic of China has been changing from a planned economy to a more market-oriented economy. In recent years, the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets, and the establishment of corporate governance in business enterprises; however, a substantial portion of productive assets in the People's Republic of China is still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over the People's Republic of China's economic growth through the allocation of resources, the control of payment of foreign currency- denominated obligations, the setting of monetary policy and the provision of preferential treatment to particular industries or companies.

Capital outflow policies in the People's Republic of China may hamper our ability to remit income to the United States.

The People's Republic of China has adopted currency and capital transfer regulations. These regulations may require us to comply with complex regulations for the movement of capital. Although our directors believe that it is currently in compliance with these regulations, should these regulations or the interpretation of them by courts or regulatory agencies change; we may not be able to remit all income earned and proceeds received in connection with our operations or from the sale of our operating subsidiary to our stockholders.

The value of our securities will be affected by the foreign exchange rate between U.S. dollars and Renminbi (RMB).

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and RMB, and between those currencies and other currencies in which our sales may be denominated. Currently, RMB is stronger than U.S. Dollars. For example, to the extent that we need to convert U.S. dollars into RMB for our operational needs and should RMB appreciate against the U.S. dollar at that time, our financial position, our business, and the price of our common stock may be harmed. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against RMB, the U.S. dollar equivalent of our earnings from our joint venture in China would be reduced.

We may have difficulty establishing adequate management, legal and financial controls in the People's Republic of China.

The People's Republic of China historically has not adopted a Western style of management and financial reporting concepts and practices, modern banking, computer or other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the People's Republic of China. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

We may be unable to enforce our rights due to policies regarding the regulation of foreign investments in China, which could reduce our ability to compete and our revenues.

The PRC's legal system is a civil law system based on written statutes in which decided legal cases have little value as precedents, unlike the common law system prevalent in the United States. The PRC does not have a well-developed, consolidated body of laws governing foreign investment enterprises. As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation, and may be subject to influence by external forces unrelated to the legal merits of a particular matter. China's regulations and policies with respect to foreign investments are evolving. Definitive regulations and policies with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published. Statements regarding these evolving policies have been conflicting and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis. The uncertainties regarding such regulations and policies present risks which may affect our ability to achieve our business objectives. If we are unable to enforce any legal rights we may have under our contracts or otherwise, our ability to compete with other companies in our industry could be materially and negatively affected and our revenues could be reduced.

It may be difficult for stockholders to enforce any judgment obtained in the United States against us, which may limit the remedies otherwise available to our stockholders.

All of our assets are located outside the United States and all of our current operations are conducted in Hong Kong and China. Moreover, all of our directors and officers are nationals or residents of Hong Kong. All or a substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for our stockholders to effect service of process within the United States upon these persons. In addition, there is uncertainty as to whether the courts of Hong Kong and China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities law of the United States or any state thereof, or be competent to hear original actions brought in Hong Kong or China against us or such persons predicated upon the securities laws of the United States or any state thereof.

The management decisions for our operating subsidiary are made by Mr. William Z. Wang, Executive Chairman; Stephen C. Lee, Chief Executive Officer and Wenyu Liang, Chief Financial Officer; if we lose their services, our revenues may be reduced.

The success of our business is dependent upon the expertise of Dr. William Z. Wang, Executive Chairman; Stephen C. Lee, Chief Executive Officer and Wenyu Liang, CFO. Because Dr. William Z. Wang, Executive Chairman; Stephen C. Lee, Chief Executive Officer and Wenyu Liang, CFO are essential to our operations, you must rely on their management decisions. We have not obtained any key person life insurance relating to them. If we lose their services, we may not be able to hire and retain another Executive Chairman, Chief Executive Officer or CFO with comparable experience. As a result, the loss of Dr. William Z. Wang, Executive Chairman; Stephen C. Lee, Chief Executive Officer and Wenyu Liang, CFO’s services could reduce our revenues.

Because our common stock is considered a penny stock, any investment in our common stock is considered a high-risk investment and is subject to restrictions on marketability; you may be unable to sell your shares.

We are subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to its customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Due to the lack of a trading market for our securities, our shares are currently not liquid, and you may have difficulty selling any shares you purchase in this offering.

Our shares are not registered on any public stock exchange. There is presently no demand for our common stock and no public market exists for the shares being offered in this prospectus. We plan to contact a market maker immediately following the effectiveness of our Registration Statement and apply to have the shares quoted on the OTC Electronic Bulletin Board (OTCBB). The OTCBB is a regulated quotation service that displays real-time quotes, last sale prices and volume information in over-the-counter (OTC) securities. The OTCBB is not an issuer listing service, market or exchange. Although the OTCBB does not have any listing requirements per se, to be eligible for quotation on the OTCBB, issuers must remain current in their filings with the SEC. Market makers are not permitted to begin quotation of a security whose issuer does not meet this filing requirement. Securities already quoted on the OTCBB that become delinquent in their required filings will be removed following a 30 or 60 day grace period if they do not make their required filing during that time. As of the date of this filing, we have engaged in discussions with Glendale Securities, Inc. concerning the filing of Form 211 with the FINRA to qualify our securities for quotation on the OTCBB. We cannot guarantee that this application will be accepted or approved and our stock listed and quoted for sale or that a future trading market for our securities may not develop. If no market is ever developed for our common stock, it will be difficult for you to sell any shares you purchase in this offering. In such a case, you may find that you are unable to achieve any benefit from your investment or liquidate your shares without considerable delay, if at all. In addition, if we fail to have our common stock quoted on a public trading market, your common stock will not have a quantifiable value and it may be difficult, if not impossible, to ever resell your shares, resulting in an inability to realize any value from your investment. Restrictions on the sale of our stock as a Penny Stock may limit your ability to resell or a prospective purchaser to purchase any shares you acquire in this offering.

Our shares will be "penny stocks" as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000, or annual income exceeding $100,000 individually or $300,000 together with his or her spouse, is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

☐
Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commissions relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

☐	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

☐
Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and

☐
Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

Sales of our common stock under Rule 144 could reduce the price of our stock.

There are 16,137,100 shares of our common stock held by non-affiliates and 4,667,900 shares held by affiliates, which Rule 144 of the Securities Act of 1933 defines as restricted securities. Of our shares, 16,137,100 held by non-affiliates are currently eligible for resale or are being registered in this offering; however, affiliates will still be subject to the resale restrictions of Rule 144. Shares held by affiliates must be sold in compliance with Rule 144, notwithstanding their inclusion in this registration statement. In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least one year, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price. These restrictions do not apply to resales under Rule 144(k). The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, only one of which is independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by the board of directors as a whole. Only one member of the board of directors is an independent director. Thus, there is a potential conflict in that board members who are management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Although we believe that we currently have adequate internal control over financial reporting, we are exposed to risks from recent legislation requiring companies to evaluate internal control over financial reporting.

Section 404 of the Sarbanes-Oxley Act of 2002 ("Section 404") requires our management to report on the operating effectiveness of our Internal Controls over financial reporting for the year ended March 31, 2009. Child, Van Wagoner & Bradshaw, PLLC, our independent registered public accounting firm, will be required to attest to the effectiveness of our internal control over financial reporting beginning with the year ended March 31, 2010. We must establish an ongoing program to perform the system and process evaluation and testing necessary to comply with these requirements. We expect that the cost of this program will require us to incur expenses and to devote resources to Section 404 compliance on an ongoing basis.

It is difficult for us to predict how long it will take to complete Management's assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and process on a timely basis. In the event that our Chief Executive Officer, Chief Financial Officer or independent registered public accounting firm determine that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how regulators will react or how the market prices of our shares will be affected.

Special Information Regarding Forward-Looking Statements

Some of the statements in this prospectus are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward-looking statements does not apply to statements made in connection with an initial public offering.

 USE OF PROCEEDS

Not applicable. We will not receive any proceeds from the sale of shares offered by the selling shareholders.

DETERMINATION OF OFFERING PRICE

Our management has determined the offering price for the selling shareholders' shares. The price of the shares being offered was arbitrarily determined based upon the prior offering price in our private placement. We have no agreement, written or oral, with our selling shareholders about this price. Based upon oral conversations with our selling shareholders, we believe that none of our selling shareholders disagree with this price. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. The factors considered were:

☐	our operating history
☐	the price we believe a purchaser is willing to pay for our stock

The offering price does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

SELLING SHAREHOLDERS

The selling shareholders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling shareholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling shareholders upon termination of this offering. These selling shareholders acquired their shares by purchase exempt from registration under section 4(2) of the Securities Act of 1933 or Regulation S under the Securities Act of 1933. We believe that the selling shareholders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the selling shareholders. No selling shareholders are broker-dealers or affiliates of broker-dealers.

Selling Shareholder	Shares to be offered by the Selling Stock- holders	Percentage owned before Offering	Shares Amount owned after the offering, assuming all shares sold	Percentage owned after the offering, assuming all shares sold	Any Transactions or Relationships in past 3 years
Huiling Li	480,000	2.59%	60,000	0.28%	None
Guohua Liu	50,000	0.24%	0	0	None
Xinrong Liu	100,000	0.48%	0	0	None
Lianping Dong	5,000	0.02%	0	0	None
Yi Ma	120,000	0.58%	0	0	None
Yafei Fan	10,000	0.05%	0	0	None
Yanjun Liu	10,000	0.10%	10,000	0.05%	None
Qi Wang	130,000	0.96%	70,000	0.33%	None
Jun Hu	20,000	0.10%	0	0	None
Ou Cui	8,000	0.10%	12,000	0.057%	None
Junhuai Guo	120,000	0.58%	0	0	None
Jun Xi Guan	5,000	0.02%	0	0	None
Menglan Liu	6,000	0.03%	0	0	None
Lichen Wang	5,000	0.02%	0	0	None
Yin Ding	100,000	0.48%	0	0	None
Wen Bao Qin	20,000	0.10%	0	0	None
Juan Ren	180,000	0.87%	0	0	None
Feng Mei Ruan	30,000	0.14%	0	0	None
Jared D. Kaplan	25,000	0.12%	0	0	None
Jing Wang	500,000	2.40%	0	0	None
Zhishun Yang	30,000	0.14%	0	0	None
TOTAL:	1,954,000	10.12%	152,000	0.717%

Blue Sky

Thirty-eight states and the District of Columbia have what is commonly referred to as a “manual exemption” for secondary trading of securities such as those to be resold by Selling Stockholders under this registration statement. In these states, so long as we obtain and maintain a listing in Standard and Poor’s Corporate Manual, secondary trading can occur without any filing, review or approval by state regulatory authorities in these states. These states are: Alaska, Arizona, Arkansas, Colorado, Connecticut, Delaware, District of Columbia, Florida, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, South Dakota, Texas, Utah, Vermont, Washington, West Virginia and Wyoming. We cannot secure this listing, and thus this qualification, until after this registration statement is declared effective. Once we secure this listing, secondary trading can occur in these states without further action.

All our shareholders currently reside in these states, outside the U.S. or in New York and California. We will make the appropriate filings in New York and California to permit sales of the securities registered in this offering.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Selling shareholders are offering up to 1,954,000 shares of common stock. The selling shareholders will offer their shares at $2.50 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders. We will pay all expenses of registering the securities.

The securities offered by this prospectus will be sold by the selling shareholders without underwriters and without commissions. The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the over-the-counter market or privately negotiated transactions.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledge in such loan transactions would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the OTC Bulletin Board, the selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus.

In addition to the above, each of the selling shareholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person. We have instructed our selling shareholders that they may not purchase any of our securities while they are selling shares under this registration statement.

Upon this registration statement being declared effective, the selling shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the selling shareholders will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities. Pursuant to oral promises we made to the selling shareholders, we will pay all the fees and expenses incident to the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders or us, we will file a post-effective amendment disclosing such matters.

OTC Bulletin Board Considerations

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with an FINRA Market Maker to file our application on Form 211 with the FINRA, but as of the date of this prospectus, no filing has been made. Based upon our counsel’s prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 - 8 weeks for the FINRA to issue a trading symbol.

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. FINRA cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate listing on the OTC Bulletin board will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

LEGAL PROCEEDINGS

There are no pending or threatened lawsuits against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The board of directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director and each executive officer is elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our directors and executive officers are as follows:

Name	Age	Position

William Z Wang	55	Chairman/Director
Stephen C. Lee	42	CEO/Director
Wenyu (Lucy) Liang	38	CFO
Xiaoguang Yang	48	Director

The resumes of the officers and directors are listed below:

Dr. William Z. Wang, Chairman

He joined us in February 2006 as C.E.O. and Director. He became Chairman and President on January 1, 2008. From May 1994 to February 2006, he was Vice President & Director of Tongyuan U.S.A. International, a herbal products importing/exporting company. Dr. Wang received his Master and Ph.D. degrees from Florida State University.

Stephen C. Lee, Chief Executive Officer

Mr. Lee joined us in March 2006 as Director and became Chief Executive Officer on January 1, 2008. From August 1992 to December 2007, he was the Founder and Chief Executive Officer of White Pacific Securities, Inc., a Securities Brokerage firm.

Wenyu (Lucy) Liang, Chief Financial Officer

Ms Wenyu (Lucy) Liang has more than fifteen years of working experience in the accounting and finance profession. She has been working with several multi-national companies such as Jilin Larut Construction Exploration Co., Ltd - a public company listed on the Malaysia Stock Exchange as an accountant from January 1994 to March 1999. From March 1999 – November 2001 she worked as an accounting manager at Raffles Changchun University - a wholly owned subsidiary of Raffles 2000 Group, which has since changed its name to Raffles Education Corporation; it is a listed company on the Singapore Stock Exchange Mainboard. From November 2001 – April 2009, she worked for Shanxi Wanshida Plastics Engineering Co., Ltd as its Chief Financial Officer; Wanshida is a wholly-owned subsidiary of Midas Holdings – also a listed company on the Singapore Stock Exchange Mainboard. Ms. Liang is a Certified Public Accountant (CPA) in China, and is a member of National Institute of Accountants in Australia.

Ms. Wenyu (Lucy) Liang became our Chief Financial Officer effective April 15, 2009, and the Company has agreed to pay her in fiscal year 2010 an annual base salary of Thirty-Five Thousand ($35,000.00) with no additional benefits or equity compensations.  There is no written employment agreement in existence, as the nature of Ms. Liang’s employment is at-will.

Xiaoguang Yang, Director

Mr. Yang joined us in April 2006 as Director. From December 1999 to date, he has been Chief Executive Officer of Shanxi Wanshida Plastics, Co. Ltd., a manufacturing company. From July 1997 to November 1999, he was Chief Operating Officer, Beijing Office, Raffles 2000 Group.

Code of Ethics

It is the policy of Luxon Holdings, Inc. (”Luxon”) that the Chief Executive Officer, each other principal executive officer, the Chief Financial Officer, Chief Accounting Officer, Corporate Controller and Controller of each of Luxon’s operating divisions adhere to and advocate the following principles governing their professional and ethical conduct in the fulfillment of their responsibilities:
1.
Act at all times in accordance with Luxon’s Code of Business Conduct and Ethics, of which this Code of Ethics for Principal Executive Officers and Senior Financial Officers is a part, as well as Luxon’s Policy on Insider Trading, and all other current and future policies governing the conduct of Luxon’s principal executive or senior financial officers.

2.
Provide full, fair, accurate, objective, timely and understandable disclosures in internal reports as well as in registration statements, periodic reports and other documents filed with or furnished to the Securities and Exchange Commission, any other government agency or self-regulatory organization, or otherwise used in any form of public communication.

3.	Act at all times with honesty, integrity and independence.
4.	Always act in good faith, with due care and diligence.
5.
Avoid actual or apparent conflicts of interest in both personal and professional relationships, always distinguishing between personal, private interests and those interests of Luxon, including the use of company property or the receipt of personal benefits. Company information, company assets and company opportunities should not be exploited for personal gain.

6.
Comply with all federal, state, local and foreign laws, rules and regulations applicable to business conduct, including (but not limited to) laws relating to securities, competition, health, safety and the environment.

7.
Respect the confidentiality of information acquired in the course of performing one’s duties and responsibilities, except where disclosure is authorized or otherwise legally required. Do not use confidential information acquired in the course of business for personal advantage.

8.
Communicate this Code of Ethics at least annually throughout all financial departments, and proactively promote ethical behavior and the importance of adhering to the spirit as well as the letter to the law among subordinates and peers.

9.
Violations, failure to report apparent violations, covering up violations or apparent violations, retaliating against or disciplining a person for reporting a violation or apparent violation, or obstructing an investigation of an alleged or apparent violation will constitute grounds for disciplinary action, including possible termination of employment. If there are any questions involving application of this Code of Ethics, guidance should be sought from Luxon’s legal counsel.

Luxon will waive application of this Code of Ethics, if ever, only in limited situations where circumstances warrant, and then only in conjunction with appropriate monitoring and controls. Changes in and waivers of this Code of Ethics may be made only by the Board, based on full disclosure of all relevant facts, and will be disclosed as required under applicable law and regulations.

It is also the Policy of Luxon that the Chief Executive Officer, each Vice President, the Chief Financial Officer, Chief Accounting Officer, Corporate Controller and Controller of each of Luxon’s operating divisions acknowledge receipt of and certify their willingness to adhere to the foregoing annually and file a copy of such certification with the Board.

The Board shall have the power to monitor, make determinations, and recommend action to the Board with respect to the administration of this Policy or the violation thereof.

Family Relationships

There are no family relationships among our officers, directors and significant employees.

Legal Proceedings

No officer, director, promoter or significant employee has been involved in the last five years in any of the following:

☐	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

☐	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

☐
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

☐
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our Principal Executive Officer, our two most highly compensated executive officers other than our CEO who occupied such position at the end of our latest fiscal year and up to two additional executive officers who would have been included in the table below except for the fact that they were not executive officers at the end of our latest fiscal year, by us, or by any third party where the purpose of a transaction was to furnish compensation, for all services rendered in all capacities to us or our subsidiary for the latest fiscal years ended March 31, 2009 and 2008.

Name	Title	Year	Salary	Bonus	Stock awards	Option awards	Non equity Incen- tive plan com- pen- sation	Non qualified deferred compensa- tion	All other Compensa -tion	Total
William Wang	Chairman	2009	$184,580	0	0	0	0	0	0	$184,580
Stephen Lee	CEO	2009	$224,280	0	0	0	0	0	0	$224,280
Tim Chai	Former CFO	2009	$74,220	0	0	0	0	0	0	$74,220
William Wang	Chairman	2008	$118,939	0	0	0	0	0	0	$118,939
StephenLee	CEO	2008	$62,502	0	0	0	0	0	0	$62,502
Tim Chai	Former CFO	2008	$64,150	0	0	0	0	0	0	$64,150

Narrative disclosure to summary compensation table

At the end of fiscal year 2008, based upon the “variable pay system” we have adopted, the Board of Directors determined the annual maximum compensation levels for each executive for fiscal year 2009 after a review of both the Company and individual performance targets that we had set for fiscal year 2008.

In setting the base salaries for fiscal year 2009 for our top three most highly paid executives, we evaluated the following criteria:

As a starting point, we used salary surveys for zip code 91748, which is where our headquarters are located to set the “basis” for each of the executive positions.  Specifically, we took the 50th percentile of the base salary within zip code 91748 for the same titles held, and then divided that figure by a factor of 10, and used the resulting number as a starting basis from which we calculate and make salary decision.

For example, according to the survey, the average annual base salary for executive officers in the 50th percentile located within zip code 91748 was $740,581; we divided this number by a factor of 10, and the resulting number becomes what we called the “Position-Based Compensation (PBC).”

$740,581 divided by 10 = $74,058 in Position-Based Compensation (PBC)

Once we figured out the Position-Based Compensation for each executive, we would analyze and measure six additional criteria which we deemed critical to the success of the executive position. Specifically, the six material factors are as follows: 1) overall company performance, 2) individual performance, 3) potential of the individual, 4) education and/or credential, 5) seniority, and 6) peer review. Then based upon the levels of importance, we assigned a “percentage value” for each of the criterion. The Position-Based Compensation and the six “percentage values” in aggregate are to be used to calculate and derive the total base salary for each of our executive. The following table summarizes our base salary compensation structures and their respective percentage values:

Position-Based Compensation (PBC)	100%
The Six Criteria	Percentage Value
Overall Company Performance	up to100% of PBC
Individual Performance	up to100% of PBC
Potential of the Individual	up to 75% of PBC
Education/Credential	up to 30% of PBC
Seniority	up to 20% of PBC
Peer Review	up to 5% of PBC

Position-Based Compensation (PBC): This figure is derived from zip code-survey where we take the 50th percentile of the base salary within the geographic area of our headquarters for the same titles held, and then divided that figure by a factor of 10.  This is the basis with which we use to calculate the six criteria, and it is always reflected at 100%.

Overall Company Performance:  Our Board of Directors sets internal company financial performance targets each year based upon year-over-year comparison of our overall operating results as well as forward-looking market conditions.  Specifically, if the year-end operating results are below or at parity with our previously set internal financial performance targets, then there would be no percentage value assigned for the “Overall Company Performance” criteria, which means the base salary could actually drop year-over-year.  However, if the operating results achieved are at say 130% of the desired targets, the percentage over and above the set target, in this case 30% would be reflected in the base salary.  The maximum cap for this particular category of evaluation is currently up to 100% of the PBC. In other words, even if we had exceeded our projected targets by say a whopping 350%; the maximum that can be rewarded is still 100% of the PBC. The formula to calculate the above-referenced 130% example is as follows:

Position-Based Compensation X 30% = Overall Company Performance percentage value

In setting our internal fiscal year 2008 Overall Company Performance target - which were a critical component used to determine the fiscal year 2009 executive base salaries, we evaluated the actual conditions which had materially affected our results of operation in fiscal year 2007; the budgeted expenditures going forward (for fiscal year 2008); as well as gauged the overall forward-looking sentiments within our marketplace and of the macro-economic landscape as a whole.

During fiscal year 2007, our production lines were operating at full capacity throughout the year, in fact, due to a combination of good luck and the mindfulness of our crew, the furnaces and machinery downtime were kept at a minimum; the Company believes this has a substantial and direct positive impact to a better-than-expected fiscal year 2007 results.  In addition, we also made the assumptions that no new additional capital would be raised whether through sales of assets, loans, or debt/equity offerings, and that no material production capacity expansion were to be budgeted for.

We have also taken into the account the likelihood of increase of expenses with respect to the filing of our Registration Statement with the Commission and the related costs of hiring legal, audit, and possibly consulting assistance to accomplish our objective, and the substantial increase of the Selling, General & Administrative (SG & A) expenses, especially in relation to the hiring of management personnel and the proportional increase in its related costs.

In retrospect, with regards to the somewhat uncertain macro-economic picture, and the conditions within our particular industry, we had concerns that our markets in fiscal year 2008 were not going to be as robust as in fiscal year 2007 whereby we had a somewhat strong “pricing power” with our customers; coupled that with the fact that there are more competitors attempting to engage the business we are in - both in terms of new plants or existing plants trying to switch product offerings; we felt fiscal year 2008 was going to be a more challenging year than in fiscal year 2007.

In light of the unusual low downtime at the plant in fiscal year 2007; the substantial budget increase for the SG & A expenses for fiscal year 2008; the assumption of no increase in either funding or production capacity; and the increasingly competitive landscape; the Company set the fiscal year 2008 Overall Company Performance “net income” target at One Hundred and Five percent (105%) of the fiscal year 2007’s net income of $1.49 million.  This means that our internal Overall Company Performance target of net income for fiscal year 2008 was $1.56 million.

In fiscal year 2008 we had a net income of $2.34 million; this represented a year-over-year increase of Fifty-Seven Percent (57%), and is approximately One Hundred Fifty Percent (150%) of the $1.56 million Overall Company Performance net income target for fiscal year 2008.

The percentage over and above the intended target, in this case Fifty Percent (50%) is then used to multiply the Position-Based Compensation to come up with “Overall Company Performance” component of the base salary for each executive.

Individual Performance: The Board of Directors together with the direct supervisor of the individual executive under review; analyze and determine individual performance of the executive, and has the discretion to reward up to 100% of the PBC based upon how well the executive fulfills his or her objectives.

Potential of the Individual:  The Board of Directors together with the direct supervisor of the individual executive under review; analyze and determines how well the executive consistently demonstrate the potential to become an exceptional producer or manager.  The Board of Director has the discretion to reward up to 75% of the PBC.

Education/Credential: A bachelor degree is worth 10% of the PBC; a master degree is worth 20% of the PBC, and a PhD degree is worth 30% of the PBC.  Each qualified professional license held is worth 10% of the PBC, with the combined of the two elements (education and credential) not to exceed the maximum cap of 30% of the PBC.

Seniority: Three years or more in seniority is worth 20% of the PBC; 2-3 years of seniority is worth 10% of the PBC, 2 years or under in seniority does not have any PBC.

Peer Review: The individual executive under review will be evaluated by his or her departmental peers in an anonymous format, where up to 5% of the PBC could be rewarded collectively.

The following table summarizes how we derived the base salaries for our top three most highly paid executives for fiscal year 2009:

	Dr. William Wang Chairman	Mr. Stephen Lee CEO	Mr. Tim Chai Former CFO
Position-Based Compensation (PBC)	$74,058	$74,058	$34,531	100%
The Six Criteria				Percentage Value
Overall Company Performance	$37,029	$37,029	$17,266	up to100% of PBC
Individual Performance	$25,920	$74,058	$7,776	up to100% of PBC
Potential of the Individual	$18,515	$55,543	$12,086	up to 75% of PBC
Education/Credential	$22,217	$7,406	$6,906	up to 30% of PBC
Seniority	$14,812	—	$6,906	up to 20% of PBC
Peer Review	$750	$1,914	$930	up to 5% of PBC

Maximum Base Salary:	$193,301	$250,008	$86,401

Our variable executive compensation system is structured to provide incentive for superior performance; however, it could also lead to potential morale issues in an extreme economic downturn such as the one we are currently facing.  When operating result targets are not met, base salaries for executives could be dramatically reduced on a year-over-year basis across the board. Although, volatility in executive base pay may not be deemed as an incentive by some, we are of the opinion that this unique variable pay system strikes a fine balance, as it is extremely effective and relevant in aligning executive interests with shareholder interests, and we would continuously search and opt for like-minds to fill our executive positions if need be.

The Company has not formulated a bonus plan, as we do not foresee making any distribution of bonus to our executives in the near future.

The Company has not formulated an incentive stock option plan, as we do not foresee making any types of grants or stock options to our executives in the foreseeable future.

The Company does not offer 401k retirement account, and has no immediate plans to do so.

At no time during the last fiscal year with respect to any person listed in the Table above was there:

•
any outstanding option or other equity-based award repriced or otherwise materially modified (such as by extension of exercise periods, the change of vesting or forfeiture conditions, the change or elimination of applicable performance criteria, or the change of the bases upon which returns are determined;

•	any waiver or modification of any specified performance target, goal or condition to payout with respect to any amount included in non-stock incentive plan compensation or payouts;
•	any option or equity grant;
•	any non-equity incentive plan award made to a named executive officer;
•	any nonqualified deferred compensation plans including nonqualified defined contribution plans; or
•	any payment for any item to be included under All Other Compensation (column (i)) in the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END MARCH 31 , 2008

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William Z. Wang	0	0	0	0	0	0	0	0	0
Stephen C. Lee	0	0	0	0	0	0	0	0	0
Tim Chai	0	0	0	0	0	0	0	0	0

Director Compensation

For the fiscal year ended March 31, 2009
Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
William Z Wang	0	0	0	0	0	0	0
Stephen C. Lee	0	0	0	0	0	0	0
Xiaoguang Yang	0	0	0	0	0	0	0

Narrative to Director Compensation Table

Members of our Board of Directors do not receive compensation for their services as Directors.  We have no compensation arrangements (such as fees for retainer, committee service, service as chairman of the board or a committee, and meeting attendance) with directors.

No director has a different compensation arrangement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. The business address of the shareholder Lei Chen is No. 4 Nan Er Hu Tong, Building 106, Unit 2, Room 104, Bei An Lu, Nan Guan Qu, Changchun, China.

Shareholders	# of Shares	Percentage
Lei Chen	3,841,900	18.46%
All directors and named executive officers as a group [4 persons]	826,000	3.97%
Total:	4,667,900	22.43%

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Except as set forth above, applicable percentages are based upon 20,805,000 shares of common stock outstanding as of March 31, 2009.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

We have not entered into any material transactions with any director, executive officer, and promoter, beneficial owner of five percent or more of our common stock, or family members of such persons.

DESCRIPTION OF SECURITIES

The following description as a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws is qualified in its entirety. The Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 100,000,000 shares of common stock with $.001 par value per share. As of the date of this registration statement, there were 20,805,000 shares of common stock issued and outstanding held by 486 shareholders of record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

INTEREST OF NAMED EXPERTS

The Consolidated Financial Statements for the years ended March 31, 2009 and 2008 included in this prospectus have been audited by Child, Van Wagoner & Bradshaw, PLLC, an independent registered public accounting firm, to the extent and for the periods set forth in its report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by Williams Law Group, P.A., Tampa, FL.  Michael T. Williams, principal of Williams Law Group, P.A. owns 25,000 shares of our common stock.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Nevada Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Organization

Luxon Holdings, Inc. (Luxon) was incorporated in Nevada, USA on February 17, 2006 by Liaoyuan Yinyuan Aluminum Alloy Company Limited, “Yinyuan”, to become the holding company of Yinyuan.

Yinyuan was incorporated in Jilin Province, China on July 15, 2002 and owned by Jilin Province Tianxin Economic and Trade Ltd. (a PRC Company) and Mr. Gao Ge. On March 6, 2006, Luxon issued 11 million shares of its common stock to Yinyuan’s shareholder in exchange for100% of ownership. Simultaneously, a $1.25 million cash dividend was declared.

As a result of this transaction, Yinyuan became a wholly-foreign owned enterprise (“WFOE”) under PRC law during March 2006. The transaction was accounted for as a recapitalization of Yinyuan. The accounting is identical to that resulting from a reverse acquisition, except that no goodwill or other intangible should be recorded. The recapitalization is considered to be a capital transaction in substance, rather than a business combination. No assets or liability were transferred from Luxon to Yinyuan in the recapitalization transaction, as the recapitalization transaction was accounted for at historical cost basis, and that the financial statements provided reflected the historical financial statements of Yinyuan.

Unless otherwise indicated, references to us throughout this prospectus include the operations of Yinyuan Aluminum. The purpose of the transaction was to establish a U.S. corporation as a holding company for our operations in China.

Yinyuan was 99% owned by Jilin  Province Tianxin Economic and Trade Ltd. and 1% owned by Mr. Gao Ge, who had no affiliation nor relationship with us at the time nor since then except as a shareholder.

Our principal executive offices are located at 17890 Castleton Street, Suite 383, City of Industry, CA 91748. Our telephone number is 626-965-5188.

Business

We are in the business of production, processing and trading of non-ferrous metal cast processing of large-section aluminum alloy ingots.

Our product lines cover a wide range of specifications of varied transformed aluminum alloy cast ingots from category-1 to category-8, round-shaped ingots with diameters of 300mm-550mm and square-shaped ingots with widths within 1800mm.

As a non-ferrous metal cast processing producer, Yinyuan supplies large-section of aluminum alloy cast ingots to manufacturers that are engaged in the business of producing aluminum alloy. These manufacturers (our customers) then supply their finished products, usually made-to-order, to even larger manufacturers an array of applications, which includes but is not limited to the following uses: mass transit rail vehicle profiles, sports and exhibition hall decorative materials, aviation materials, and power-generation facilities.

Principal Products or Services

Yinyuan can produce up to 117 specifications of varied transformed aluminum alloy cost ingots from category-1 to category-8.

Its major product specifications are round-shaped ingots of diameters 300mm-550mm, and square-shaped ingots of widths within 1800mm.

Applications of our main products are primarily for the following uses:

Category-6 aluminum alloy for rail vehicle profiles, sports and exhibition hall decorative materials:

This category covers numerous brands of aluminum alloy and their production methods are straight forward. Category-6 aluminum alloy cast ingots are primarily used as underground train profiles, as well as non-structural supports used in stadiums, arenas, and exhibit halls alike. Our products ultimately have been used in the projects of underground railway projects in the cities of Shanghai, Guangzhou, Nanjing, Tianjin, as well as Singapore; projects of localized high-speed trains at Shenzhen International Exhibition Center and Beijing Capital Airport No. 3 Terminal.

Category-7 aluminum alloy of special raw materials of high value addition:

Category-7 aluminum alloy is a kind of high-strength aluminum alloy (super-hard aluminum), and a kind of heat treated aluminum alloy. Its main features are: good heat resistace, convenient processing, and erosion-resistant, but it is harder to cast.

Category-7 aluminum alloy has extensive uses, mainly in products of high value additions, such as government procurement products, aviation materials, and structural supports for sports facilities. Category-7 aluminum alloy’s main features are large diameters of ingots (over 465mm) and high quality ingots.

Category-5 aluminum alloy used in electric power systems:

This aluminum alloy is used in electricity-generating station facilities and equipment. This product has not been a major part of our overall business, compared with others in our product categories.

Category –4 aluminum alloy used in wear-resistant machinery parts:

Category-4 aluminum alloy is durable, reliable, and heat-resistant aluminum alloy. Category-4 aluminum alloy is cast in a heat-treated environment to enhance its strength, wear resistance and heat resistance characteristics. Category-4 aluminum alloy ingots belong to the Al-Si series aluminum alloy, with the composition of the silicon contents higher than any other series of aluminum alloy. Our product series 4032 aluminum alloy is a typical Category-4 aluminum alloy.

Some of the main applications or usages for our Category-4 aluminum alloy include specialized machinery, wear-resistant tools, engine cylinder materials, internal combustion engine pistons and other wear-resistant parts.

Processing

We worked on specialty orders from other aluminum makers, whereby we would melt the raw materials - usually primary aluminum or scrap aluminum provided by our customers, and then integrate other metal components such as Magnesium (Mg)26, Silicone (Si)14, and Baron (B)5 into the melted aluminum, and depending what metal components were being added, we would adjust furnace temperatures and melting durations accordingly to control the contents of the final product, which are then cast into ingots in the shapes and dimensions specified by our customers. The processes described require a high degree of technical know-how and experience, as well as a more time-consuming processing time than our own traditional ingot productions; nevertheless, it is in our opinion, a more predictable line of business for it not only yielded higher margins but also eliminates some of our risk of having to purchase and stock-up on raw materials.

Our accelerated efforts on engaging more processing business is to proactively reach out to all our customers, especially our largest customer such as Jilin Midas Aluminum Industries Co., Ltd. for more processing type of orders; letting them know that we prefer this type of work; demonstrating to potential customers that we have strong capabilities both in terms of the manufacturing facilities and personnel; and to potentially strengthening our reputation within the industry through referrals, and by participating trade shows.

Sales Breakdown

Sales Revenues breakdown by product line for fiscal years ended March 31, 2009 and 2008.

	March 31. 2009		March 31. 2008
Category-6 Revenue	$11,950,524	77.27%	9,842,246	81.79%
Category-7 Revenue	230,467	1.49%	87,638	0.36%
Category-5 Revenue	176,093	1.14%	826,360	3.41%
Category-4 Revenue	172,611	1.11%	0.00	0.00%
Processing	2,936,911	18.99%	2,559,121	10.55%
Trading (Net)	0.00	0.00%	944,448	3.89%
Total:	$15,466,606	100.00%	$24,259,813	100.00%

Pricing

We sell our aluminum ingot products by way of spot sales or under contracts. Pricing for our aluminum products is determined by the nature of the sale as described below.

Spot Sales & Sales Contracts. We set, and adjust as necessary, uniform sales prices for aluminum ingots produced by our plant. In the fiscal year ended March 31, 2009, the highest and lowest spot price of domestic aluminum ingot was $3,138 per ton and $1,705 per ton, respectively. The annual average selling price of our aluminum ingot was $2,060 per ton, representing a decrease of 20.86% compared to the fiscal year ended March 31, 2008. We set uniform prices for all our external sales of products by reference to import costs of primary aluminum, the market supply and demand conditions, as well as our short-term and mid-term projections. Our pricing generally takes into account:

Domestic primary aluminum price;
Transportation costs;
The applicable standard PRC taxes;
Complexity of the processing procedures;
Domestic demand and supply conditions.
London Metal Exchange (LME) primary aluminum price.

Production Process

Distribution

We supply our products to other manufacturers that are engaged in the aluminum alloy processing business or trade. Our strategy for distribution and customer development is mainly through referrals and by attending trade exhibitions and conventions. Most of our products are made-to-order and produced in accordance to our customer’s requirements and specifications.

We have derived, and believe that we will continue to derive a significant portion of our revenue from our primary customer, Jilin Midas Aluminum Industries Co., Ltd. Sales to Jilin Midas Aluminum Industries Co., Ltd. represents 90.71% of net sales in in fiscal year 2009, 87.62% of sales in fiscal year 2008. The loss of Jilin Midas Aluminum Industries Co., Ltd. as our primary customer could significantly reduce our revenues.   We have no written contract with Jilin Midas Aluminum Industries Co., Ltd. or our other customers.

Regulatory Overview

Producers of aluminum ingots are subject to national industrial policies and relevant laws and regulations in areas of environmental protection, import and export, land use, foreign investment regulation and taxation. We are also subject to regulations relating to activities such as mining.

We are principally subject to governmental supervision and regulation by two agencies of the PRC government:

*
the NDRC (National Development and Reform Commission), which sets and implements the major policies concerning China’s economic and social development policies, approves investments exceeding certain capital expenditure amounts, including approval of Sino-foreign joint venture projects, coordinates economic development of state-owned enterprises and oversees their reform, and formulates industrial policies and investment guidelines for all industries including the aluminum industry; and

*	the Ministry of Land and Resources, which has the authority to grant land use licenses and mining right permits.

The following is a brief summary of the principal laws, regulations, policies and administrative directives to which we are subject.

Requirements for New Entrants and Other Capital Investments

The construction of new primary aluminum smelters requires prior approval by the NDRC, the important projects among which shall be approved by the State Council. Any nonferrous metals projects and rare earth mining projects in which the amount of total investment exceeds RMB $50 million shall be approved by the NDRC and filed with the State Council for record. All other projects shall be filed with the local competent investment authorities for record disregarding the scale of such projects. All legal and regulatory requirements for new projects and other capital investments in the aluminum industries apply equally to us. Accordingly, we are required to obtain all necessary governmental approvals for our capital expenditure plans. Any capital markets financing activities, for example, to finance a capital project, are subject to approval by securities regulatory authorities and other relevant authorities in China, regardless of whether the funds are raised in China or on the international capital markets. An issuer of equity securities or equity-linked securities in the PRC must obtain prior approval from the China Securities Regulatory Commission (CSRC). For the issuance of equity or equity-linked overseas securities, the issuer is also required to obtain approval from the NDRC. Offerings of debt, such as debentures, are subject to approval from the People’s Bank of China, as well as the NDRC. For all international financing activities through bank borrowing or issuance of debt, the issuer must obtain prior approval from the State Administration of Foreign Exchange and register with it after the completion of the transaction.

Pricing

The PRC government does not impose any limitations with respect to the pricing of aluminum ingot and related products. Thus, aluminum ingot producers are free to set prices for their products. All the raw materials, supplemental materials and other supplies that we purchase are based on market prices, except for electricity, the price of which is described below. Freight transportation on the national railway system is subject to government mandated pricing.

Electricity Supply and Price

The State Power Supervision Commission is responsible for the supervision and administration of the power industry in China. The NDRC and local governments regulate electricity pricing. Electricity suppliers may not change their electricity prices without governmental authorization.

The Electric Power Law and related rules and regulations govern electricity supply and distribution. Currently, China’s state-owned power companies, through their respective local subsidiaries, operate all the regional power grids in China from which we obtain most of our electricity requirements.

Environmental Protection Laws and Regulations

The State Environmental Protection Administration of China is responsible for uniform supervision and control of environmental protection in China. It formulates national environmental quality and discharges standards and monitors China’s environmental system. Environmental protection bureaus at the county level or above are responsible for environmental protection within their areas of jurisdiction.

Environmental regulations require companies to file an environmental impact report with the relevant environmental bureau for approval before undertaking the construction of a new production facility or any major expansion or renovation of an existing production facility. New facilities built pursuant to this approval are not permitted to operate until the relevant environmental bureau has performed an inspection and is satisfied that the facilities are in compliance with environmental standards.

The Environmental Protection Law requires any facility that produces pollutants or other hazards to incorporate environmental protection measures in its operations and establish an environmental protection responsibility system. Such system includes adoption of effective measures to control and properly dispose of waste gases, waste water, waste residue, dust or other waste materials. Any entity that discharges pollution must register with the relevant environmental protection authority.

Remedial measures for breaches of the Environmental Protection Law include a warning, payment of damages or imposition of a fine. Any entity undertaking a construction project that fails to install pollution prevention and control facilities in compliance with environmental standards for a construction project may be ordered to suspend production or operations and may be fined. Criminal liability may be imposed for a material violation of environmental laws and regulations that causes loss of property or personal injuries or death.

Tax Laws and Regulation

In March 2007, the PRC government promulgated the Corporate Income Tax Law which will be effective from January 1, 2008. The Corporate Income Tax Law will impose a single income tax rate of 25% for both domestic and foreign invested enterprise. The existing Tax Law of the People’s Republic of China for Enterprises with Foreign Investment and Foreign Enterprises (the “FIE and FE tax laws”) and Provisional Regulations of the PRC on Enterprise Income Tax (collectively referred to as the “existing tax laws”) will be abolished simultaneously. Currently, the Company and its subsidiaries applied the tax rates under existing tax laws. The Corporate Income Tax Law has provided for a 5-year transitional period for those entities that applied FIE and FE tax laws in previous years.

The Company, as a WFOE is expected to qualify under the previous exemption and reduction rules, and continue to enjoy a favorable income tax rate at a reduced rate of 50% of the new unified EIT of 25% in effect during fiscal year 2008 through 2010 as determined by the PRC government and the regional tax authorities.

 Competition

The competitive landscape for the aluminum alloy ingots producer could be characterized as somewhat fragmented, as there are many small suppliers, competing mostly on price, with varying qualities. In terms of our current production capacity and output, we believe we have positioned ourselves within the mid range of aluminum alloy ingot producers.

We compete on the following factors:

☐	Specialization – our production strength in Category-6 aluminum alloy, especially for train profiles, is well known throughout the industry;

☐	Reputation - we have excellent business operating history within the industry, we deliver quality products on time and within budgets contracted for;

☐	Reliability - we use only the trustworthy and reliable raw materials suppliers with good reputation, so to minimize and/or eliminate downtimes;

☐	Innovation – we have excellent operational and technical staffs to deliver creative solutions to meet our clients’ specific needs.

☐	Quality – we have high standards for quality control, production oversights, and the delivery follow-ups. We pay attention to details.

Sources and availability of raw materials and the names of principal suppliers.

Electrolytic aluminum suppliers:

       ☐      Jilin Midas Aluminum Industry Co., Ltd
       ☐      Neimenggu Huomeihongjun Aluminum-Electrolytic Co., Ltd
       ☐      Shennyang Chengtong Metal Co., Ltd

Main intermediate alloy, fusing agent suppliers

       ☐      Shenzhen Pyrotek Metallurgical Material Co., Ltd
       ☐      Beijing Yitianhui Metal Material Research Institute
       ☐      Jilin Linjiang Magnesium Industrial Co., Ltd
       ☐      Fushun Yinjian Aluminum Industrial Alloy Factory
       ☐      Shenyang Chengtong Metal Co., Ltd
       ☐      Shenyang Sanda Nonferrous Metal Co., Ltd
       ☐      Liaoyuan city Xian Wanda Waste and Old Materials Purchase and Sale Station
       ☐      Hebei Province Qingyuan Country East Stonebridge Xingyuan Metal Production Plant
       ☐      Qinhuangdao Juyuan Aluminum Industry Co., Ltd

Diesel fuel suppliers:

       ☐      Jilin City Longtan District Pinxiang Service Station
       ☐      Jilin City Fengnan Chemical Industry Co., Ltd
       ☐      Jilin City Chuangying District Norward Service Station

Jilin Midas Aluminum Industry Co., Ltd. and Neimenggu Huomeihongjun Aluminum Electrolytic co., Ltd are two of our largest suppliers of scrap aluminum and primary aluminum. In terms of total raw material costs for fiscal year 2009, Jilin Midas Aluminum Industry Co., Ltd. accounted for55.45% and Neimenggu Huomeihongjun Aluminum-Electrolytic Co., Ltd accounted for 20.21%, respectively, of our total cost of raw materials for fiscal year 2008. Although we do not have written supply contracts in existence with these two suppliers, we have excellent long-term working relationships with both companies, and in the unlikely event of supply shortages, it is our opinion that we can reasonably expect to obtain similar quantities and qualities of raw materials at the same or slightly higher prices through other suppliers from the open market. According to our analysis, in general, the spot prices for the kind of raw materials we use in our production are quite transparent and competitive; hence, we do not believe our cost in case of supply shortage from our existing suppliers would be substantially increased.

Major Customers

Major customers and their percentage of business based on revenues in years 2009 and 2008 are as follows:

Customer Name	Product(s) sold	Percentage of Business (Fiscal Year 2009)	Percentage of Business (Fiscal Year 2008)
Jinlin Midas Aluminum Industry Co. Ltd.	Aluminum alloy ingot and processing	90.71%	86.62%
Chongqing Dragon Aluminum Enterprise Co. Ltd.	Aluminum alloy ingot and processing	8.07%	7.38%
Huatai Alloy Wheel Co. Ltd.	Aluminum alloy ingot and processing	0.00%	4.16%
Haerbin Dongqing Mfg. Co. Ltd. and Others	Aluminum alloy ingot, Processing & Raw Material Trading	0.10%	6.63%
Haerbin Feida metalforming machinery Co., LTD	Aluminum alloy ingot and processing	1.12%	0.00%

Total		100%	100%

Intellectual Property

We have no intellectual property material to our business.

Research and Development

We have not had any material research and development expenses over the past two years.

Doing Business in the PRC

The PRC Legal System

The PRC legal system is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects. In addition, as these laws, regulations and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

Political and Trade Relations with the United States

Political and trade relations between the U.S. and the PRC government during the past five years have been volatile and may continue to be in the future. There can be no assurance that the political and trade ramifications of these causes of volatility or the emergence of new causes of volatility will not cause difficulties in our operations in the PRC marketplace.

Economic Reform Issues

The PRC is transitioning from a planned economy to a market economy. While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the PRC government are unprecedented or experimental, and are expected to be refined and improved.

Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC's economic and social conditions as well as by changes in the policies of the PRC government, such as changes in laws and regulations (or the interpretation of laws or regulations), measures which may be introduced to control inflation, changes in the interest rate or method of taxation, and the imposition of additional restrictions on currency conversion.

There can be no assurance that the reforms to the PRC's economic system will continue or that we will not be adversely affected by changes in the PRC's political, economic, and social conditions and by changes in policies of the government, such as changes in laws and regulations, measures which may be introduced to control inflation, changes in the rate or method of taxation, imposition of additional restrictions on currency conversion and remittance abroad, and reduction in tariff protection and other import restrictions.

Employees

We have 85 full-time employees, as follows:

Clerical - 8
Operations - 58
Administrative - 3
Management -9
Sales -3
Janitorial - 4

We consider our relationship with our employees to be excellent.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with our financial statements and the notes thereto which appear elsewhere in this Prospectus. The results shown herein are not necessarily indicative of the results to be expected for any future periods.

Forward-Looking Statements

This Management’s discussion contains forward-looking statements, based on current expectations. All statements regarding future events, our future financial performance and operating results, our business strategy and our financing plans are forward-looking statements and involve risks and uncertainties. In many cases, you can identify forward-looking statements by terminology, such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," or the negative of such terms and other comparable terminology. These statements are only predictions. Known and unknown risks, uncertainties and other factors could cause our actual results and the timing of events to differ materially from those projected in any forward-looking statements. In evaluating these statements, you should specifically consider various factors, including, but not limited to, those set forth under "Summary Information and Risk Factors" and elsewhere in this Prospectus.

Overview

Luxon Holdings, Inc. (“Luxon”) was incorporated in Nevada, USA on February 17, 2006 by Liaoyuan Yinyuan Aluminum Alloy Company Limited (“Yinyuan”), to become the holding company of Yinyuan.

We are in the business of production, sales and trading of non-ferrous metal cast processing of large-section aluminum alloy ingots.

Our product lines cover a wide range of specifications of varied transformed aluminum alloy cast ingots from category-1 to category-8, round-shaped ingots with diameters of 300mm-550mm and square-shaped ingots with widths within 1800mm.

As a non-ferrous metal cast processing producer, Yinyuan supplies large-section aluminum alloy cast ingots to manufacturers that are engaged in the business of producing aluminum alloy by means of extruding and casting. These manufacturers (our customers) then supply their finished products, usually made-to-order, to larger manufacturers. The finished products have been used in an array of applications, which includes but not limited to the following uses: mass transit rail vehicle profiles, sports and exhibition hall decorative materials, aviation materials, and power-generation facilities.

Results of Operations

Twelve months ended March 31, 2009 compared to twelve months ended March 31, 2008

1. Sales

Net sales in the fiscal year of 2009 were $15,466,606, decreasing by $8,793,207 or by 36.25% compared with the net sales income in fiscal year 2008, which were $24,259,813, mainly due to a combination of the absence of raw material trading in fiscal year 2008 and changes in the sales of products and service mix in fiscal year 2009.

We made adjustments to our business mix in fiscal year 2009, which caused decrease of net sales compared with the fiscal year of 2008.

	For the year ended
Business category	March 31. 2009			March 31.2008
	Sales revenues in tons(t)		Ratio	Sales revenues in tons(t)		Ratio
Manufacturing revenue	6,080.50	t	35%	8,506.22	t	47%
Processing revenue	11,134.76	t	65%	9,772.51	t	53%
Total	17,215.26	t	100%	18,278.73	t	100%

As shown in the above table, the Company has two business models, namely, Production of ingot model (also referred to as “Manufacturing Revenue”) and Processing of ingot model (also referred to as “Processing Revenue”). The Manufacturing Revenue model recognizes income based on all the sales revenues, and the Processing Revenue model is based on the processing fee we charge. Assuming the same tonnage of sales, the net sales ratio between the two different business models is almost eight-to-one (8:1). For instance, in the fiscal year 2009, for the Manufacturing Revenue model, the price of ingots averaged at $2,060/t, while the price of Processing Revenue averaged at $264/t. However, in the Manufacturing Revenue model, the Company needs to procure raw materials, which requires substantial amount of the Company’s working capital, while in the Processing Revenue model, the principal raw materials are provided to the Company by its customers, and hence requires significantly less working capital. In fiscal year of 2009, given the global financial crisis, the management adjusted the Company’s operating strategies by adopting a more conservative operating and financial approach, whereby we shifted towards doing more Processing business, as a result, this led to the contraction of our overall net sales, but it preserved a lot of the Company’s working capital in a time of potentially prolonged market uncertainty.

2. Gross profit

	For the year ended
Category	March 31. 2009			March 31. 2008
	Sales revenue	Cost of goods sold	Gross profit	Sales revenue	Cost of goods sold	Gross profit
Manufacturing revenue	$12,529,695	11,647,978	881,717	$20,756,243	19,934,211	822,032
Processing revenue	2,936,911	1,496,170	1,440,741	2,559,122	1,113,877	1,445,245
Trade (net)				944,448	-	944,448
Total:	$15,466,606	13,144,148	2,322,458	24,259,813	21,048,088	3,211,725

Our company’s gross profits in the fiscal year of 2009 were $2,322,458, decreasing by $889,267 or by 27.69% year-over- year, compared with the gross profits in the fiscal year of 2008, which were $3,211,725. The main cause is explained in #1A above - the absence of raw materials trading activities led directly to the decrease of the gross profits of $944,448. However, with this factor ignored, in the fiscal year of 2009, our company’s gross profits had increased by $55,181 compared with the fiscal year of 2008, which showed a steady growth of gross profits from the main business lines of the Company.

3.	Selling, General & Administrative Expenses (SG & A)

The SG & A in fiscal year 2009 were $1,122,104, increasing by $297,990 or 36.16% year on year, compared with $824,114 in fiscal year 2008. The main reason was because of the increase of overheads in our company’s headquarters in the U.S. (hereinafter referred to as “Luxon Holdings HQ”). In the second half of 2008, in relation to the Company’s need for capital operations, the Company stepped up its hiring of management personnel and implemented salary increases, which resulted in the incremental overheads increase of $297,990 compared with fiscal year 2008. However, in light of the global financial crisis, starting from the first quarter of fiscal year 2010, the Company instituted measures in terms of Luxon Holdings HQ’s management structures and expenses, whereby the Company streamlined its organizational structures to vigorously reduce relevant expenditures, so it is estimated that, in fiscal year 2010, the SG & A expenses would decrease substantially as compared with fiscal year 2009.

4.	Interest Income and Interest Expenses

Interest income: the Company’s interest income was $34,628 in fiscal year 2009 compared with $62,930 in fiscal year 2008, decreasing by $27,762 or 44.5%, the main reason for the decline was due to the increase of SG & A expenses, which led to lower average bank balances.

Interest expenses: the Company’s interest expenses was $0 in fiscal year 2009, interest expenses was $4,984 in fiscal year 2008, the Company did not obtain a loan nor incur interest expenses in fiscal year 2009.

5.	Subsidy income

The Company’s incomes from subsidies were $0 in fiscal year 2009 compared with $104,421 in fiscal year 2008. The subsidy incomes in fiscal year 2008 were from the tax rebates afforded by the Business Bureau of the Liaoyuan Private Economic Development Zone to Yinyuan. However, as the pertinent preferential tax rebate policies had expired, the Company did not receive a tax rebate in fiscal year 2009, and does not expect to receive additional tax rebates in the foreseeable future.

6.	Income Tax

The income taxes for fiscal year 2009 were $263,133, compared with fiscal year 2008 of $205,891, an increase of $47,242 or 27.79% year-over- year. The income tax expense in fiscal year 2009 accounted for 21.30% of the pre-tax profits, while the income tax expense in fiscal year 2008 accounted for 8.07% of the pre-tax profits, marking a discrepancy of 12.23%, mainly because pursuant to the laws and regulations in the PRC, Yinyuan, as a wholly-foreign-owned-enterprise (“WFOE”) in the PRC, its income taxes were exempted in the first two calendar years (starting from March 1, 2006, at the inception of becoming a WFOE and ending on December 31, 2007) and reduced by 50% in the next three years (in calendar year 2008, 2009 and 2010).

7.	Liquidity and Capital Resources

(1)The following is a summary of our comparative cash flows:
	For the year ended
	March 31, 2009	March 31, 2008
Cash flows from (used by):
Operating activities	$802,003	$1,716,288
Investing activities	(93,164)	(26,647)
Financing activities	-	(69,145)
Analysis of cash flow changes between 2009 and 2008

Analysis of cash flow for operational activities: The Company’s cash flow for operational activities was $802,034 in fiscal year 2009 compared with $1,716,288 in fiscal year 2008, decreasing by $914,285 as percentage of 53.27%, the reasons are following:
A. The SG & A expenses of the Luxon Holdings HQ in the 2009 fiscal year increased by $298,010 over the 2008 fiscal year;
B. The reductions of tax exemption in fiscal year 2009 as compared to $104,421 in fiscal year 2008;
C. The reductions of the accounts and taxes payable in the 2009 fiscal year resulted in net cash outflow of $434,707 over the 2008 fiscal year.

 Analysis of cash flow for investment activities: All the Company’s investing activities are for fixed additions.

Analysis of cash flow for financing activities: The Company has no cash flow statement for the financing in fiscal year 2009, financing in 2008 was loan from purchasing automobile.

8.	Critical Accounting Policies and Estimates

Revenue Recognition - Our revenue recognition policy dictates that certain conditions have to be met in order to realize and record such revenue; conditions such as (1) Persuasive evidence of an arrangement exists, this means that there is an executed sales order agreement in existence with our customer which specifies at minimum the parties to the agreement, the type of products and/or scope of service to be performed, (2) The price is fixed, (3) Delivery has occurred or services have been rendered, which means that the agreed upon products and/or services have been delivered, and (4) Collectibility is reasonably assured, which means regular management reviews of customer’s current financial condition and recent successful collection efforts.

There are two main revenue models within our organization: one; manufacturing revenue which involves the production of aluminum alloy ingots, and two; processing revenue which is to provide processing services of aluminum alloy ingots.

The major difference between these two business models is the ownership of raw materials.  In the case of manufacturing revenue, the Company uses its capital to purchase the principal raw materials to be used in the production and retains ownership of these raw materials until they become finished goods and valid delivery has been made to our customer. In the case of processing revenue, the principal raw materials used to manufacture aluminum ingots are delivered to the Company by the customer, and are owned by the customer throughout the entire process.

Manufacturing revenue

According to EITF 99-19 indicators for gross revenue reporting are listed as follows:
i.  The Company is the primary obligor in the arrangement.
ii.  The Company has general inventory risk.
iii.  The Company has latitude in establishing prices.
iv.  The Company is involved in the determination of product specifications.
v.  The Company has physical loss inventory risk, after customer order or during shipping.
vi. The company changes the product or perform part of the service

Primary and scrap aluminum are the most important raw material for aluminum ingot manufacturing. During years ended 2009 and 2008, we purchased scrap aluminum from one of our major vendor, Jilin Midas Aluminum Co., Ltd., ”Jilin Midas”, who is also our major customer.

As transactions with Jilin Midas, are not on a commission or fee basis, the Company records revenue from Jilin Midas on a gross rather than net basis based on the above indicators.

Processing revenue

a.
Raw materials utilized in service arrangements must be delivered to our facilities by our customers before manufacturing may begin, and that there are no circumstances under which these raw materials are sold to a customer to whom we also provide the service of manufacturing, where the raw materials are already in our possession prior to negotiating the service.

b.	Revenues associated with processing revenue do not reflect the value of the principal raw materials that are owned and provided by our customers.

Inventory- Inventory is stated at the lower of cost or market, determined by the weighted average method. Work-in-progress and finished goods inventories consist of raw materials, direct labor and overhead associated with the manufacturing process.

Trade accounts receivable– Trade accounts receivable are stated at cost, net of allowance for doubtful accounts. Based on the above assessment, during the reporting years, management establishes the general provisioning policy to make the allowance equivalent to 100% of the gross amount of trade receivables due over 1 year. Additional specific provision is made against trade receivables aged less than 1 year to the extent which they are considered to be doubtful.

Property, plant and equipment- Property, plant and equipment are stated at cost including the cost of improvements. Maintenance and repairs are charged to expense as incurred. Assets under construction are not depreciated until construction is completed and the assets are ready for their intended use. Depreciation and amortization are provided on the straight-line method based on the estimated useful lives of the assets as follows:

Buildings	40 years
Furniture and fixture	3-5 years
Machinery and equipment	15 years
Computer equipment	3-5 years
Motor vehicles	5 years

Valuation of long-lived assets-The Company periodically evaluates the carrying value of long-lived assets to be held and used, including intangible assets subject to amortization, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

Income taxes- Income taxes are provided on an asset and liability approach for financial accounting and reporting of income taxes. Any tax paid by subsidiaries during the year is recorded. Current tax is based on the profit or loss from ordinary activities adjusted for items that are non-assessable or disallowable for income tax purposes and is calculated using tax rates that have been enacted or substantively enacted at the balance sheet date. Deferred income tax liabilities or assets are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and the financial reporting amounts at each year end. A valuation allowance is recognized if it is more likely than not that some portion, or all, of a deferred tax asset will not be realized.

Post-retirement and post-employment benefits-The Company’s subsidiaries contribute to a state pension scheme in respect of its PRC employees. Other than the above, neither the Company nor its subsidiaries provide any other post-retirement or post-employment benefits.

Use of estimates- The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The financial statements include some amounts that are based on management’s best estimates and judgments. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, other receivables, inventories, deferred income taxes, and the estimation on useful lives of property, plant and equipment. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

9.	Prospects in the Next Fiscal Year

Since the global financial crisis started last year, in order to prevent or alleviate direct and indirect impacts of the global economic crisis on the Chinese economy, based on the need to stimulate domestic demands, the Chinese State Council has made and promulgated 10 big measures and planned to invest US$586 billion in the following two years (2009-2010) as stimulus to economy. The 10 big measures have clarified that they will accelerate large infrastructure constructions such as railways, highways, airports, etc. According to the data released by the Chinese National Development and Reform Commission on May 21, 2009, of the investments of US$586 billions, US$ 220 billion will be invested in large infrastructure constructions such as railways, highways, airports, water conservancy projects, renovations of urban electric grids, and the building of express railways.
The Management believes that the build-out of the railways and production of these trains will need large quantities of aluminum alloy ingot as the raw materials, and given our experience tells us that for every ton of finished aluminum alloy profile product, the quantity of aluminum alloy ingots required is approximately 1.5-1.7 tons, we are cautiously optimistic about our Category-6 rail profile product going forward.

However, taking on additional new businesses may be somewhat depended upon the Company’s ability to obtain outside financing for the expansion of our current production capacity. There is no assurance that we can raise the necessary capital, be approved for a loan or obtain financing at the terms and conditions acceptable to the Company. If we are unable to do so, we may not be able to carry out our growth plans, which may or may not negatively impact our operating results and financial conditions.

DESCRIPTION OF PROPERTY

California, USA - 17890 Castleton Street #383, City of Industry, CA 91748 is our US headquarters, which is consisted of 1,359 square feet of leased office space, the monthly rent is $3,710 with the lease expiring on 5/31/2010.

Liaoyuan, China - Fuzhen Industries Park, Liao Yuan City, Jilin Province, China 136200 is our production facility, which is consisted of the following:

☐      27,998 square feet of smelting plants;
☐      22,231 square feet of office and administrative building;
☐      5,056 square feet of employee dormitory and cafeteria; and
☐      432 square feet of guard post located at the entrance gate of the premise.

We own the afore-mentioned improvements and production facilities free and clear of encumbrances. However, according to the laws of the PRC, the government owns all of the land in the PRC. Companies or individuals are authorized to possess and use the land only through land use rights granted by the PRC government. Land use rights are amortized using the straight-line method over the lease term of 50 years. At March 31, 2009 and 2008 land use rights balance totaled $354,088 and $351,874, respectively. Amortization expense for the years ended March31, 2009 and 2008 was $7,495 and $6,892, respectively.

The properties are adequate for current needs.

We do not intend to renovate, improve, or develop properties. We are not subject to competitive conditions for property and currently have no property to insure. We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained. A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. We have no plans, proposals, arrangements, or understandings with any person with regard to the development of a trading market in any of our securities.

Options, Warrants, Convertible Securities

There are no options, warrants or convertible securities outstanding.

Penny Stock Considerations

Our shares will be "penny stocks" as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000, or annual income exceeding $100,000 individually or $300,000 together with his or her spouse, is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

•
Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;
•
Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and

•
Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Qualification for Quotation

To have our shares of common stock on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with an FINRA Market Maker to file our application on Form 211 with the FINRA, but as of the date of this prospectus, no filing has been made. Based upon our counsel’s prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 – 8 weeks for the FINRA to issue a trading symbol.

Sales of our Common Stock under Rule 144.

There are 16,137,100 shares of our common stock held by non- affiliates and 4,667,900 shares held by affiliates Rule 144 of the Securities Act of 1933 defines as restricted securities.

16,137,100 of our shares held by non-affiliates are currently eligible for resale or are being registered in this offering; however, affiliates will still be subject to the resale restrictions of Rule 144. Shares held by affiliates must be sold in compliance with Rule 144, notwithstanding their inclusion in this registration statement. In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least one year, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price. These restrictions do not apply to resales under Rule 144(k). The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Holders

As of the date of this registration statement, we had approximately 486 shareholders of record of our common stock.

Dividends

Prior to the acquisition of Yinyuan, we had agreed and have since paid in fiscal year 2007, a one-time cash dividend in the aggregate amount of $705,639 to the pre-acquisition shareholders. This left us with an outstanding balance of $312,500 in unpaid dividend, which on February 22, 2007, after extensive negotiations, we were able to reach an agreement whereby the pre-acquisitions shareholders agreed to forgive the remaining outstanding balances of $312,500. Going forward, we do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Current regulations in China would permit our operating company in China to pay dividends to us only out of its accumulated distributable profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, our operating company in China will be required to set aside at least 10% (up to an aggregate amount equal to half of its registered capital) of its accumulated profits each year. Such cash reserves may not be distributed as cash dividends. In addition, if our operating company in China incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us.

Reports to Shareholders

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, proxy statements, and other information as required by the Securities and Exchange Commission. Thereafter, we will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act. We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million on or after March 31, 2009. However, regardless of the amount of our assets or number of shareholders on or after June 30, 2009, we will file a registration statement on Form 8-A on or before June 30, 2009 and thereafter will be subject to the proxy statement and other information requirements of the 1934 Act. We will voluntarily send an annual report to shareholders containing audited financial statements.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F St., N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

  Report of Independent Registered Public Accounting Firm

To the Board of Directors

Luxon Holdings, Inc.

We have audited the consolidated balance sheets of Luxon Holdings, Inc. (the Company) as of March 31, 2009 and 2008, and the related consolidated statements of operations and other comprehensive income, changes in stockholders’ equity, and cash flows for the years ended March 31, 2009 and 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Luxon Holdings, Inc. as of March 31, 2009 and 2008, and the results of its operations and its cash flows for the years ended March 31, 2009 and 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC

Salt Lake City, Utah

June 15, 2009

LUXON HOLDINGS, INC.

Consolidated Balance Sheets
(US Dollars)

	March 31,	March 31
	2009	2008

ASSETS
Current assets
Cash and cash equivalents	$4,298,027	$3,506,249
Accounts receivable	1,408,466	1,316,474
Prepaid expenses and others	5,352	17,672
Advances to suppliers	6,991	5,231
Inventories	548,472	673,979
Total current assets	6,267,308	5,519,605

Property, plant and equipment, net	2,638,266	2,633,412
Security deposit	4,320	4,320
Investment at cost	636,040	618,895
Intangible-land use right	354,088	351,874
Total assets	$9,900,022	$9,128,106

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$379,693	$599,388
Advances from customers	268	3,668
Accrued expenses and other liabilities	101,779	75,282
Taxes payable	68,454	283,467
Total current liabilities	550,194	961,805

Total liabilities	550,194	961,805

STOCKHOLDERS’ EQUITY
Common stock (par value $0.001; 100,000,000 authorized; 20,805,000 shares issued and outstanding)	20,805	20,805
Additional paid in capital	3,562,906	3,562,906
Retained earnings	4,810,522	3,838,343
Accumulated other comprehensive income	955,595	744,247
Total stockholders' equity	9,349,828	8,166,301

Total liabilities and stockholders' equity	$9,900,022	$9,128,106

See accompanying notes to consolidated financial statement

LUXON HOLDINGS, INC.

Consolidated Statements of Income and Comprehensive Income
 (US Dollars)

	Year ended
	March 31,	March 31,
	2009	2008

Sales revenues:
Manufacturing revenue	$12,529,695	$20,756,244
Processing revenue	2,936,911	2,559,121
Trade (net)	-	944,448
Total sales revenues	15,466,606	24,259,813

Cost of revenues:
Manufacturing	11,647,978	19,934,211
Processing	1,496,170	1,113,877
Total cost of revenues	13,144,148	21,048,088

Gross profit	2,322,458	3,211,725
Operating expenses
Selling, general and administrative expenses	1,122,104	824,114
Total operating expenses	1,122,104	824,114

Net operating income	1,200,354	2,387,611

Other income (expense)
Interest income	34,658	62,390
Interest expense	-	(4,984)
Subsidy income	-	104,422
Others	300	-
Total other income	34,958	161,828

Net income before income taxes	1,235,312	2,549,439

Income taxes	263,133	205,891

Net income	$972,179	$2,343,548

Foreign currency translation adjustments	211,348	576,612

Comprehensive income	$1,183,527	$2,920,160

Basic and diluted earnings per share	$0.05	$0.11

Basic and diluted weighted average shares outstanding	20,805,000	20,805,000

See accompanying notes to consolidated financial statement

UXON HOLDINGS, INC.
onsolidated Statements of Changes in Stockholders’ Equity
(US Dollars)

					Accumulated
			Additional		Other
	Common	Common	Paid in	Retained	Comprehensive
	Shares	stock	Capital	Earnings	Income	Total

Balance, March 31 2007	20,805,000	$20,805	$3,562,906	$1,494,795	$167,635	$5,246,141

Net income	-	-	-	2,343,548	-	2,343,548
Foreign currency translation adjustment	-	-	-	-	576,612	576,612

Balance, March 31 2008	20,805,000	20,805	3,562,906	3,838,343	744,247	8,166,301

Net income	-	-	-	972,179	-	972,179
Foreign currency translation adjustment	-	-	-	-	211,348	211,348

Balance, March 31 2009	20,805,000	$20,805	$3,562,906	$4,810,522	$955,595	$9,349,828

See accompanying notes to consolidated financial statement

LUXON HOLDINGS, INC.

Consolidated Statements of Cash Flows
 (US Dollars)

	Year ended
	March 31,	March 31,
	2009	2008

Cash flows from operating activities:
Net income	$972,179	$2,343,548
Adjustments to reconcile net income
to net cash provided by (used in) operations:
Depreciation and amortization	166,679	144,761
Changes in operating assets and liabilities:
Accounts receivable	(55,234)	(1,161,891)
Advances to suppliers	(1,606)	21,270
Prepaid expenses & others	12,406	(13,268)
Inventories	143,435	96,169
Accounts payable	(235,079)	142,842
Advances from customers	(3,483)	(30,933)
Taxes payable	(223,152)	(22,906)
Accrued expenses and other liabilities	25,858	196,696

Net cash provided by operating activities	802,003	1,716,288

Cash flows from investing activities:
Fixed asset additions	(93,164)	(26,647)

Net cash provided by (used in) investing activities	(93,164)	(26,647)

Cash flows from financing activities:
Repayment of automobile loan	-	(69,145)

Net cash provided by (used in) financing activities	-	(69,145)

Effect of exchange rate changes on cash	82,939	188,723
Increase in cash and cash equivalents	791,778	1,809,219
Cash and cash equivalents,beginning of period	3,506,249	1,697,030
Cash and cash equivalents,end of period	$4,298,027	$3,506,249

Supplemental disclosures of cash flow information:
Interest paid in cash	$580	$4,984
Income taxes paid in cash	$440,099	$9,195

See accompanying notes to consolidated financial statement

1.	Nature of Operations

Luxon Holdings, Inc. (Luxon) was incorporated in Nevada, USA on February 17, 2006 by Liaoyuan Yinyuan Aluminum Alloy Company Limited, “Yinyuan”, to become the holding company of Yinyuan.

Yinyuan was incorporated in Jilin Province, China on July 15, 2002 and owned by Jilin Province Tianxin Economic and Trade Ltd. (a PRC Company) and Mr. Gao Ge. On March 6, 2006, Luxon issued 11 million shares of its common stock to Yinyuan’s shareholder in exchange for 100% of ownership. Simultaneously, a $1.25 million cash dividend was declared.

As a result of this transaction, Yinyuan became a wholly-foreign owned enterprise (“WFOE”) under PRC law during March 2006. The transaction was accounted for as a recapitalization of Yinyuan. The accounting is identical to that resulting from a reverse acquisition, except that no goodwill or other intangible should be recorded. The recapitalization is considered to be a capital transaction in substance, rather than a business combination. No assets or liabilities were transferred from Luxon to Yinyuan in the recapitalization transaction, as the recapitalization transaction was accounted for at historical cost basis, and that the financial statements provided reflected the historical financial statements of Yinyuan.

2.	Basis of Presentation

The consolidated financial statements include the accounts of Luxon and Yinyuan together “the Company”. All material intercompany accounts and transactions have been eliminated in consolidation.

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). This basis differs from that used in the statutory accounts of Yinyuan, which were prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises in the PRC. All necessary adjustments have been made to present the financial statements in accordance with US GAAP.

3.	Summary of Significant Accounting Policies

(1)	Economic and Political Ricks

The Company faces a number of risks and challenges as a result of having primary operations and markets in the PRC. Changing political climates in the PRC could have a significant effect on the Company’s business.

(2)	Restrictions on Transfer of Assets Out of the PRC

Dividend payments by Yinyuan are limited by certain statutory regulations in the PRC. No dividends may be paid by Yinyuan without first receiving prior approval from the Foreign Currency Exchange Management Bureau. Dividend payments are restricted to 85% of profits, after tax. However, no such restrictions exist with respect to loans or advances.

(3)	Cash and Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents include cash on hand and demand deposits held by banks. Cash deposits in PRC banks are not insured by any government agency or entity. Cash deposits in US banks are guaranteed by the Federal Deposit Insurance Corporation to a maximum of $250,000. At March 31, 2009 and 2008, the Company had $6,757 and $792,867 in two US banks.

(4)	Revenue Recognition

Our revenue recognition policy dictates that certain conditions have to be met in order to realize and record such revenue; conditions such as (1) Persuasive evidence of an arrangement exists, this means that there is an executed sale order agreement in existence with our customer which specifies at minimum the parties to the agreement, the type of products and/or scope of service to be performed, (2) The price is fixed, (3) Delivery has occurred or services have been rendered, which means that the agreed upon products and/or services have been delivered, and (4) Collectibility is reasonably assured, which means regular management reviews of customer’s current financial condition and recent successful collection efforts.

There are two main revenue models within our organization: one; manufacturing revenue which involves the production of aluminum alloy ingots, and two; processing revenue which is to provide processing services of aluminum alloy ingots.

The major difference between these two business models is the ownership of raw materials.  In the case of manufacturing revenue, the Company uses its capital to purchase the principal raw materials to be used in the production and retains ownership of these raw materials until they become finished goods and valid delivery has been made to our customer. In the case of processing revenue, the principal raw materials used to manufacture aluminum ingots are delivered to the Company by the customer, and are owned by the customer throughout the entire process.

Manufacturing revenue

According to EITF 99-19 indicators for gross revenue reporting are listed as follows:
i.  The Company is the primary obligor in the arrangement.
ii.  The Company has general inventory risk.
iii.  The Company has latitude in establishing prices.
iv.  The Company is involved in the determination of product specifications.
v.  The Company has physical loss inventory risk, after customer order or during shipping.
vi. The company changes the product or perform part of the service

Primary and scrap aluminum are the most important raw material for aluminum ingot manufacturing. During years ended 2009 and 2008, we purchased scrap aluminum from one of our major vendor, Jilin Midas Aluminum Co., Ltd., ”Jilin Midas”, who is also our major customer.

As transactions with Jilin Midas, are not on a commission or fee basis, the Company records revenue from Jilin Midas on a gross rather than net basis based on the above indicators.

Processing revenue

a.
Raw materials utilized in service arrangements must be delivered to our facilities by our customers before manufacturing may begin, and that there are no circumstances under which these raw materials are sold to a customer to whom we also provide the service of manufacturing, where the raw materials are already in our possession prior to negotiating the service.

b.	Revenues associated with processing revenue do not reflect the value of the principal raw materials that are owned and provided by our customers.

(5)	Accounts receivable

Trade accounts receivable are recognized and carried at original invoice amount less an allowance for any uncollectible amounts. Management reviews past due accounts on a regular basis and determines collectability based on a customer’s current financial condition and recent payment history, and the Company’s success in recent collection efforts. An estimate for doubtful accounts is made when collection of the full amount becomes questionable. No such amount was deemed necessary at March 31, 2009 and 2008

At March 31, 2009 and 2008, customer accounts receivable balance exceeding 10% of total balance are as follows:

Customers	March 31, 2009		March 31, 2008
	Amount	Percentage	Amount	Percentage
Jilin Midas Aluminium Co., Ltd.	$1,377,565	97.81%	$-	-
Chongqing Long Aluminium Co., Ltd.	-	-	658,657	50.03%
Neimenggu Yutian Co., Ltd.	-	-	630,856	47.92%
Others	30,901	2.19%	26,961	2.05%
Total	$1,408,466	100.00%	$1,316,474	100.00%

(6)	Property, Plant, and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the useful lives of the assets. Amortization of leasehold improvements is calculated on a straight-line basis over the life of the asset or the term of the lease, whichever is shorter. Major renewals and betterments are capitalized and depreciated; maintenance and repairs that do not extend the life of the respective assets are charged to expense as incurred. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Depreciation related to property and equipment used in production is reported in cost of sales. Property and equipment are depreciated over their estimated useful lives as follows:

Buildings	40 years
Machinery and equipment	15 years
Automobiles	5 years
Computer equipment	3-5 years
Furniture and fixtures	3-5 years

	March 31 ,2009	March 31, 2008
Buildings	$1,934,714	$1,882,559
Machinery and equipment	1,179,907	1,157,374
Automobiles	176,905	98,111
Computers	33,572	43,635
Furniture and fixtures	87,612	50,859
Total	3,412,710	3,232,538
Accumulated depreciation	(774,444)	(599,126)
Net property, plant and equipment	$2,638,266	$2,633,412

	March 31 ,2009	March 31, 2008
Depreciation expenses during the year:
General and administrative	$47,330	$25,897
Cost of revenues	111,854	111,972
Total	$159,184	$137,869

Long-term assets of the Company are reviewed annually to assess whether the carrying value has become impaired, according to the guidelines established in Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The Company also evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. No impairment of assets was recorded in the periods reported.

(7)	Intangible Assets - Land Use Rights

We adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), effective January 1, 2002. According to the laws of the PRC, the government owns all of the land in the PRC. Companies or individuals are authorized to possess and use the land only through land use rights granted by the PRC government. Land use right is amortized using the straight-line method over the lease term of 50 years. At March 31, 2009 and 2008, land use right balance totaled $354,088 and $351,874, respectively. Amortization expense for years ended March 31, 2009 and 2008 was $7,495 and $6,892, respectively.

(8)	Inventories

Inventories consist of raw materials and work in process for the production of the Company’s products, as well as finished goods. The inventories are valued at the lower of cost or market using the weighted average method. Impairment and changes in market value are evaluated on a per item basis. If the cost of the inventory exceeds the market value evaluation based on total inventory, provisions are made for the difference between the cost and the market value. Provision for potential obsolete or slow moving inventory is made based on analysis of inventory levels, age of inventory and future sales forecasts. Inventories consisted of the following:

	March 31, 2009	March 31, 2008
Raw materials	$445,910	$426,743
Work in process	81,369	163,477
Finished goods	21,193	83,759
Total	$548,472	$673,979

(9)	Foreign Currency and Comprehensive Income

On July 21,2005, the PRC changed its foreign currency exchange policy from a fixed RMB/USD exchange rate into a flexible rate under the control of the PRC’s government. The accompanying financial statements are presented in US dollars. The functional currency is the Renminbi(“RMB”) of the PRC. The financial statements are translated into US dollars from RMB at year-end exchange rates for assets and liabilities, and weighted average exchange rates for revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

RMB is not freely convertible into the currency of other nations. All such exchange transactions must take place through authorized institutions. There is no guarantee the RMB amounts could have been, or could be, converted into US dollars at rates used in translation.

(10)	Income Taxes

The Company accounts for its income taxes in accordance with SFAS No.109, which requires recognition of deferred tax assets and liabilities and their respective tax bases and any tax credit carry forwards available. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) on April 1, 2007.  FIN48 provides detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax provisions recognized in the financial statements in accordance with SFAS No. 109. The adoption of FIN48 had no material impact on the Company’s financial position and did not result in unrecognized income tax benefits being recorded.
(11)	Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period.  Actual results could differ from those estimates.

(12)	Risks and Uncertainties

The Company’s products are subject to market pricing pressure which could impact the Company’s gross margin and the recoverability of the recorded inventory value. Management monitors its inventory quantities in an effort to minimize the impact on its results of operations resulting from decreasing sales prices. No estimate can be made of possible losses that could result from future sales price reductions.

(13)	Research and Development

Research and development costs are charged to expense as incurred. Research and development costs consist primarily of remuneration for research and development staff, depreciation and maintenance expenses of research and development equipment, and material and testing costs for research and development. The Company incurred no such expenses for neither of the years ended March 31, 2009 and 2008.

(14)	Shipping and Handling

The Company’s shipping and handling costs for purchasing raw materials were charged to cost of revenues. Shipping and handling amounts billed to customers in related sales transactions are included in sales revenues.

(15)  Segment Reporting

Statement of Financial Accounting Standards No. 131 (SFAS 131), “Disclosure about Segments of an Enterprise and Related Information” requires use of the management approach model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

In accordance with Statement of Financial Accounting Standards No. 131 “Disclosures about Segments of an Enterprise and Related Information”, the Company has reviewed its business activities and determined that multiple segments do not exist to be reported.

(16)  Advertising and Promotion Expense

Advertising and promotional costs are expensed as incurred. The Company incurred no such expenses for neither of the years ended March 31, 2009 and 2008.

(17)  Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments”, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value due to the short-term maturity of these instruments.

The fair values of all other assets and liabilities do not differ materially from their carrying amounts. None of the financial instruments held are derivative financial instruments and none were acquired or held for trading purposes in 2009 and 2008.

4.	Advances to Suppliers

Advances to suppliers represent the cash paid in advance for purchasing raw materials or inventory which is to stabilize the raw material unit cost.  At March 31, 2009 and 2008, advances to suppliers balance totaled $6,991 and $5,231, respectively

5.	Long-term Investment

During December 2004, Yinyuan invested $525,101 in Liaoyuan City Credit Cooperative Corp. Ltd. for 2.7% of ownership. Dividends received are recognized as investment income. On October 17, 2007 Liaoyuan City Credit Cooperative Corp. Ltd., Changchun City Commercial Bank and Jilin City Commercial Bank merged as “Bank of Jilin”.  After the merger, Yinyuan owns 0.162% ownership. At March 31, 2009 and 2008, long-term investment balance totaled $636,040 and $618,895, respectively. The Company, plans to hold this as a long-term investment.  Investment income for the years ended March 31, 2009 and 2008 was $0 and $0, respectively.

6.	Related Party Loan Payable

The Company borrowed $15,000 from Stephen C. Lee, CEO of Luxon Holdings, Inc. on March 24, 2009.  The loan term is one year with an interest rate of 6% per year.  The repayment date of principal and accrued interest is March 24, 2010.  If payment is not made according to the terms, then the Company shall pay a late fee of $300.

7.	Sales, Major Customer & Supplier

Major Customer:

Major customers, and the approximate percentage of revenues for each, During the years sales revenue from our major customers are as follows:
	For the year ended
	March 31, 2009	March 31, 2008

Customer A (Jilin Midas)	90.71%	87.62%

Major Supplier:

Scrap aluminum and primary aluminum are the most important raw materials for aluminum ingot production. During the years  raw material  purchase form our major suppliers are as follows:
	For the year ended
	March 31, 2009	March 31, 2008

Supplier A (Jilin Midas)	55.45%	63.10%

8.	Employee Benefit Plans

Yinyuan has adopted a defined benefit pension plan covering all eligible employees. The plan provides for salary reduction contributions of 1% to 8% of an eligible employee’s compensation. Employer matching contributions are equal to a specified percentage of the participant’s salary deductions. Yinyuan contributed $44,980 and $34,227 for the years ended March 31, 2009 and 2008, respectively.

9.	Leases

The Company leases an office building under a non-cancelable forty-nine month lease commencing in May, 2006 and ending in May, 2010. Future minimum lease payments are as follows:
For the year ended March 31:

2010	$51,749
2011	8,694
$60,443

10.	Income Tax

Luxon was incorporated in the United States of America and is subject to U.S. tax law. Except for the minimum tax liability, no provisions for income taxes have been made as the Company has no U.S. taxable income for the years ended March 31, 2009 and 2008, respectively. The applicable income tax rate for Luxon for the years ended March 31, 2009 and 2008 is 33%.

Pursuant to the laws and regulations in the PRC, Yinyuan,is a wholly-foreign-owned-enterprise (“WFOE”) in the PRC. As such, Yinyuan’s income taxes will be exempted in the first two calendar years (starting from March 1, 2006, at the inception of becoming a WFOE and ending on December 31, 2007) and reduced by 50% in the next three years (in calendar year 2008, 2009 and 2010).

On March 16, 2007, the National People’s Congress of China passed the new Enterprise Income Tax Law (EIT Law), and on December 6, 2007, the State Council of China issued the Implementation Regulations for the EIT Law which took effect on January 1, 2008. The EIT Law and Implementation Regulations Rules impose a unified EIT of 25% on all domestic-invested enterprises and Foreign Invested Entities, or FIEs, unless they qualify under certain limited exceptions.

The Company, as a WFOE is expected to qualify under the previous exemption and reduction rules, and continue to enjoy a favorable income tax rate at a reduced rate of 50% of the new unified EIT of 25% in effect during fiscal year 2008 through 2010 as determined by the PRC government and the regional tax authorities.

The provision for income taxes consists of the following:

Income tax expenses:	March 31, 2009	March 31, 2008
Current PRC tax	$261,533	$205,091
Current US tax	1,600	800
Deferred	-	-
Total	$263,133	$205,891

11.	Contingencies

The Company has not, historically, carried any property or casualty insurance. No amounts have been accrued for any liability that could arise from the lack of insurance. Management believes the chances of such an obligation arising are remote.

12.	Stock Issuance

On July 7, 2006, the Company issued 9 million shares of common stock to “Ogston Group Limited” for $1.45 million. On October 5, 2006 in conjunction with a private placement, the Company issued 805,000 shares of common stock for $1.61 million.

13.	Basic and Diluted Earnings Per Share

The Company computes net earnings per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

	March 31, 2009	March 31, 2008
Numerator earnings	$972,179	$2,343,548
Denominator:
Weighted-average shares used to compute basic EPS	20,805,000	20,805,000
Basic and Diluted earnings per common share	$0.05	$0.11

14.	Recent Accounting Pronouncements

In April 2009, the FASB issued Staff Position (“FSP”) FAS 157-4, Determining Fair Value When the Volume or Level of Activity for the Asset or Liability Had Significantly Decreased and Identifying Transactions That Are Not Orderly (“FSP FAS157-4”). FSP FAS 157-4 provides additional guidance for estimating fair value in accordance with SFAS No. 157 when the volume or level of activity for the asset or liability has significantly decreased and requires that companies provide interim and annual disclosures of the inputs and valuation technique(s) used to measure fair value. FSP FAS 157-4 is effective for interim and annual reporting periods ending after June 15, 2009 and is to be applied prospectively. The Company does not expect the adoption of FSP FAS 157-4 to have a significant impact on its financial statements.

In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments. FSP FAS 115-2 and FAS 124-2 amends the other-than-temporary impairment guidance to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. FSP FAS 115-2 and FAS 124-2 is effective for interim and annual reporting periods ending after June 15, 2009. The Company does not expect the adoption of FSP FAS 115-2 and FAS 124-2 to have a significant impact on its financial statements.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments. FSP FAS 107-1 and APB 28-1 requires disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. FSP FAS 107-1 and APB 28-1 is effective for interim and annual reporting periods ending after June 15, 2009. The adoption of FSP 107-1 and APB 28-1 will have no impact on the Company’s financial statements.

In November 2008, the Emerging Issues Task Force (“EITF”) issued Issue No. 08-7, ACCOUNTING FOR DEFENSIVE INTANGIBLE ASSETS (“EITF 08-7”). EITF 08-7 applies to all acquired intangible assets in which the acquirer does not intend to actively use the asset but intends to hold (lock up) the asset to prevent its competitors from obtaining access to the asset (a defensive asset), assets that the acquirer will never actually use, as well as assets that will be used by the acquirer during a transition period when the intention of the acquirer is to discontinue the use of those assets. EITF 08-7 is effective as of January 1, 2009. The Company does not expect the adoption of EITF 08-7 to have a material impact on its financial statements.

In June 2008, the FASB issued FASB Staff Position Emerging Issues Task Force (EITF) No. 03-6-1, DETERMINING WHETHER INSTRUMENTS GRANTED IN SHARE-BASED PAYMENT TRANSACTIONS ARE PARTICIPATING SECURITIES (“FSP EITF No. 03-6-1”).  Under FSP EITF No. 03-6-1, unvested share-based payment awards that contain rights to receive nonforfeitable dividends (whether paid or unpaid) are participating securities, and should be included in the two-class method of computing EPS. FSP EITF No. 03-6-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those years, and is not expected to have a significant impact on the Company’s financial statements.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS 162). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements that are presented in conformity with generally accepted accounting principles in the United States. This Statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The Company does not expect the implementation of this statement to have an impact on its results of operations or financial position.

In March 2008, The Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company has not completed its evaluation of the potential impact, if any, of the adoption of SFAS No. 161 on its consolidated financial position, results of operations and cash flows.

In February 2008, the FASB issued Staff Position No. FAS 157-2, which provides for a one-year deferral of the effective date of SFAS No. 157, Fair Value Measurements, for non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis.  The Company is evaluating the impact of this standard as it relates to the Company’s financial position and results of operations.

In December 2007, the SEC published the Staff Accounting Bulletin (“SAB”) No. 110, which amends SAB No. 107 by extending the usage of a “simplified” method, as discussed in SAB No. 107, in developing an estimate of expected term of “plain vanilla” share options in accordance with SFAS No. 123 (revised 2004), Share-Based Payment. In particular, the SEC indicated in SAB 107 that it will accept a company’s election to use the simplified method, regardless of whether the company has sufficient information to make more refined estimates of expected term. The Company does not expect that the adoption of this EITF will have a material impact on its consolidated results of operations or financial position.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations, (“SFAS No. 141(R)”), and SFAS No. 160, Non controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS No. 160”). These new standards are the U.S. GAAP outcome of a joint project with the International Accounting Standards Board (“IASB”). SFAS No. 141(R) and SFAS No. 160 introduce significant changes in the accounting for and reporting of business acquisitions and noncontrolling interests in a subsidiary. SFAS No. 141(R) and SFAS No. 160 continue the movement toward the greater use of fair values in financial reporting and increased transparency through expanded disclosures. SFAS No. 141(R) changes how business acquisitions are accounted for and will impact financial statements at the acquisition date and in subsequent periods. SFAS No. 160 requires noncontrolling interests (previously referred to as minority interests) to be reported as a component of equity, which changes the accounting for transactions with noncontrolling interest holders. SFAS No. 141(R) and SFAS No. 160 are effective for our fiscal year 2009. The Company is currently evaluating the impact of SFAS No. 141(R) on its consolidated financial statements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

PROSPECTUS
LUXON HOLDINGS INC.
Dated February 4, 2009

Selling shareholders are offering up to 1,954,000 shares of common stock. The selling shareholders will offer their shares at $2.50 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Our common stock is not now listed on any national securities exchange, the NASDAQ stock market or the OTC Bulletin Board.

Dealer Prospectus Delivery Obligation

Until       (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS
Our Articles of Incorporation provide that no director or officer shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer, except for the payment of dividends in violation of Nevada law.  Our Bylaws provide, in pertinent part, that the Company shall indemnify any person made a party to or involved in any civil, criminal or administrative action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company, or of any corporation which such person served as such at the request of the Company, against expenses reasonably incurred by, or imposed on, such person in connection with, or resulting from, the exercise of such action, suit, proceeding or appeal thereon, except with respect to matters as to which it is adjudged in such action, suit or proceeding that such person was liable to the Company, or such other corporation, for negligence or misconduct in the performance of such persons duties as a director or officer of the Company.  The determination of the rights of such indemnification and the amount thereof may be made, at the option of the person to be indemnified, by (1) order of the Court or administrative body or agency having jurisdiction over the matter for which indemnification is being sought; (2) resolution adopted by a majority of a quorum of our disinterested directors; (3) if there is no such quorum, resolution adopted by a majority of the committee of stockholders and disinterested directors of the Company; (4) resolution adopted by a majority of the quorum of directors entitled to vote at any meeting; or (5) Order of any Court having jurisdiction over the Company.  Such right of indemnification is not exclusive of any other right which such director or officer may have, and without limiting the generality of such statement, they are entitled to their respective rights of indemnification under any bylaws, agreement, vote of stockholders, provision of law, or otherwise in addition to their rights under our Bylaws.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM	AMOUNT

SEC Registration Fee*	$175
Legal Fees and Expenses	30,000
Accounting Fees and Expenses*	50,000
Miscellaneous*	10,000

Total*	$90,175

* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

On July 7, 2006, the Company issued 9 million shares of common stock to “Ogston Group Limited,” a BVI company for $ 1.45 million.

On October 5, 2006 in conjunction with a private placement, the Company issued 805,000 shares of common stock at a price of $2.00 per share to 6 U.S. investors for $1.61 million.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to U.S. citizens and residents. We believed that Section 4(2) was available because:

☐	None of these issuances involved underwriters, underwriting discounts or commissions;
☐	We placed restrictive legends on all certificates issued;
☐	No sales were made by general solicitation or advertising;
☐	The distributions were made only to investors who were accredited as defined in Regulation D.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

☐	Access to all our books and records.
☐	Access to all material contracts and documents relating to our operations.
☐	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

EXHIBITS

Item 2

1 Share Exchange Agreement

Item 3

1 Articles of Incorporation of Luxon Holdings Inc.

2 Bylaws of Luxon Holdings Inc.

3 Organizational Documents of Subsidiary Yinyuan Aluminum Alloy Company

Item 4

1 Form of common stock Certificate of the Luxon Holdings Inc.(1)

Item 5

1 Legal Opinion of Williams Law Group, P.A.

Item 21

1. Subsidiary - Yinyuan Aluminum Alloy Company

Item 23

1  Consent of Child, Van Wagoner & Bradshaw, PLLC.

2 Consent of Williams Law Group, P.A. (included in Exhibit 5.1)

All other Exhibits called for by Rule 601 of Regulation S-K are not applicable to this filing.

(1) Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

UNDERTAKINGS

a.	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in City of Industry, California on May 8, 2009.

Luxon Holdings Inc.

Title	Name	Date	Signature
Principal Executive Officer	Stephen C. Lee	July 6, 2009	/s/ Stephen C. Lee

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Signature	Position	Date
William Z Wang	/s/ William Z Wang	Chairman/Director	July 6, 2009

Stephen C. Lee	/s/ Stephen C. Lee	CEO/Director	July 6, 2009
Wenyu Liang	/s/ Wenyu Liang	CFO/Principal Financial Officer/Principal Accounting Officer	July 6, 2009
Xiaoguang Yang	/s/ Xiaoguang Yang	Director	July 6, 2009